Exhibit 10.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of May 7, 2025 (the “Effective Date”), among UNPROCESSED FOODS, LLC, a Wyoming limited liability company (“UF”), as a Lender, the other Lenders party hereto from time to time, BEYOND MEAT, INC., a Delaware corporation (“Borrower”), and the Guarantors party hereto from time to time. The parties agree as follows:

1 LOAN AND TERMS OF PAYMENT

1.1 Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Draw Period, each of the Lenders shall severally make term loan advances to Borrower in an aggregate principal amount not to exceed such Lender’s pro rata share of the Term Loan Availability Amount (each such advance by Lenders, a “Term Loan Advance” and, collectively, the “Term Loan Advances”). Each Term Loan Advance by Lenders shall be in an aggregate principal amount equal to or greater than $3,000,000; provided that a Term Loan Advance may be in an aggregate principal amount that is equal to the entire unused balance of the Term Loan Availability Amount. After repayment of any Term Loan Advance, such Term Loan Advance (or any portion thereof) may not be reborrowed under this Agreement.

(b) Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement (which must be satisfied no later than 1:00 p.m. New York time on the applicable Funding Date), to obtain a Term Loan Advance, Borrower shall notify Lenders (which notice shall be irrevocable) by 2:00 p.m. New York time four (4) Business Days prior to the Term Loan Advance. Such notice shall be made by electronic mail or by telephone and, concurrently with or promptly following such notification, Borrower shall deliver to Lenders by electronic mail a completed Advance Request Form executed by an Authorized Signer. Each Lender may rely on any telephone notice given by a person whom such Lender reasonably believes is an Authorized Signer. Lenders may make Term Loan Advances under this Agreement based on instructions from an Authorized Signer or without instructions if such Term Loan Advances are, in the judgment of Lenders in their sole discretion and judgment, necessary to protect the Collateral.

(c) Repayment. All unpaid principal of the Term Loan Advances outstanding, accrued and unpaid interest thereon and all other unpaid Obligations (including any MOIC Amount) then outstanding with respect to the Term Loan Advances are due and payable in full on the Term Loan Maturity Date.

(d) Optional Prepayment. Borrower shall have the right at any time and from time to time to prepay the outstanding principal amount of any of the Term Loan Advances (including any PIK Interest), in whole or in part, together with accrued and unpaid interest thereon through the Prepayment Date, provided that Borrower delivers, at least three (3) Business Days prior to such Prepayment Date, written notice to Lenders stating the Prepayment Date and the aggregate principal amount of the prepayment. Upon the giving of any such notice of prepayment, the outstanding principal amount of the Term Loan Advances specified in such notice to be prepaid, together with the accrued and unpaid interest thereon through the Prepayment Date and any MOIC Amount, shall become due and payable on the Prepayment Date; provided that such notice may be subject to one or more conditions precedent, including any Transfer, the consummation of a refinancing or other event, and the notice may be revoked and the amount specified to be prepaid therein shall not become due and payable on the Prepayment Date upon the failure of any one of such conditions. Each prepayment pursuant to this Section 1.1(d) shall be (x) applied to prepay principal and interest as directed by Borrower and (y) without premium or penalty (other than payment of any MOIC Amount or Termination Fee).

(e) Mandatory Prepayment Upon a Liquidation Event. Upon the occurrence of a Liquidation Event, Borrower shall, on or prior to the seventh (7th) Business Day following receipt by Borrower or any Subsidiary of Borrower of Net Cash Proceeds from such Liquidation Event, pay to Lenders an aggregate amount equal to the sum of (i) the outstanding principal amount of the Term Loan Advances plus accrued and unpaid interest thereon and (ii) all other sums (including the MOIC Amount or the Termination Fee, as applicable), if any, that shall then be due and payable with respect to the Term Loan Advances, including any interest at the Default Rate with respect to any past due amounts. Each prepayment pursuant to this Section 1.1(e) shall be (x) applied pro rata to the outstanding Term Loan Advances and (y) without premium or penalty (other than payment of any MOIC Amount or Termination Fee).

(f) Mandatory Prepayment Upon an Inconsistent Use Event. Upon becoming aware of any occurrence of an Inconsistent Use Event with respect to any Term Loan Advance, Borrower shall pay to Lenders an aggregate amount equal to (i) the portion of the original principal amount of such Term Loan Advance that is subject to such Inconsistent Use Event less (ii) the sum of (A) any principal, interest or other amounts paid, repaid or prepaid with respect to such Term Loan Advance prior to such payment pursuant to this Section 1.1(f) and (B) the aggregate value of any Warrants cancelled in connection with and pursuant to Section 3.a. of the Side Letter (as determined as of the day of cancellation using the Black-Scholes option pricing model); provided that if the principal amount of the relevant Term Loan Advance prepaid pursuant to this Section 1.1(f) plus the MOIC Amount exceed the amount of the proceeds of the Term Loan Advance which were used for an Inconsistent Purpose, then the amount prepaid pursuant to this sentence shall be reduced by the amount of such excess (and, for the avoidance of doubt, such unpaid amounts of the Term Loan Advance and MOIC Amount shall remain outstanding). Each prepayment pursuant to this Section 1.1(f) shall be (x) applied solely to such Term Loan Advance, (y) without premium or penalty (other than the Termination Fee and MOIC Amount, if any) and (z) notwithstanding any other provision of this Agreement, prepaid without any accrued and unpaid interest thereon and without any other sums, if any, that shall then be due and payable with respect to such Term Loan Advance (other than the Termination Fee and MOIC Amount, if any). In the event that the amount prepaid pursuant to this Section 1.1(f) plus any amount prepaid by Borrower pursuant to Section 1.1(d) equals or exceeds the aggregate original principal amount of the Term Loan Advances made prior to any prepayment pursuant to this Section 1.1(f), the provisions of the Side Letter shall no longer apply with respect to such Term Loan Advance.

(g) MOIC Amount and Termination Fee. Notwithstanding the foregoing in this Section 1.1, any optional or mandatory repayment or prepayment made pursuant to Section 1.1(c), (d), (e) or (f) shall be accompanied by an additional amount (such amount, the “MOIC Amount”) such that the aggregate multiple on the previously funded Term Loan Advances (calculated as (x) the aggregate principal amount of the previously funded Term Loan Advances (inclusive of PIK amounts) repaid in cash as of such date plus all interest thereon received in cash by Lenders as of such date divided by (y) the aggregate original principal amount of the previously funded Term Loan Advances) is the amount sufficient to achieve no less than a 2.00 to 1.00 multiple of invested capital (“MOIC”); provided further that, notwithstanding the foregoing of this Section 1.1(g), in connection with a prepayment made pursuant to Section 1.1(e), if the relevant Liquidation Event occurs when any Loan Party is a debtor in an Insolvency Proceeding, then any MOIC amount that would otherwise be due and payable shall be reduced to an amount equal to the Termination Fee, so that only the Termination Fee shall be due and payable.

(h) Tax Treatment. Borrower and Lenders agree to treat each Term Loan Advance as debt for U.S. federal and applicable state and local income tax purposes. Borrower and Lenders further agree to treat each Term Loan Advance, together with the Warrants associated with such Term Loan Advance, as an investment unit for U.S. federal income tax purposes. The “issue price” of each Term Loan Advance for U.S. federal income tax purposes shall be reduced by the fair market value of the Warrants received by the Lender associated with such Term Loan Advance. Except as otherwise required by Applicable Law, parties hereto agree to file tax returns consistent with this Section 1.1(h).

(i) Liquidated Damages Fee. In addition, with respect to (a) any voluntary or mandatory repayment or prepayment of the Term Loan Advances (i) made pursuant to Section 1.1(c), (d), (e) or (f), (ii) as a result of acceleration thereof and/or (iii) in connection with the payment in full of the Obligations and/or (b) the termination of this Agreement and repayment of the Obligations at any time, for any reason, including but not limited to the (i) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 7.4 with respect to any Loan Party, automatically on the day immediately prior to the occurrence thereof), (ii) foreclosure and sale of all or substantially all Collateral, (iii) sale of all Collateral in any Insolvency Proceeding or (iv) restructuring, reorganization, or compromise of the Obligations by the consummation of a plan of reorganization or plan of liquidation or any other plan of compromise, restructuring, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Lenders or profits lost by Lenders as a result of such repayment, prepayment or early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Lenders, Borrower shall, in each case, of the foregoing clauses (a) and (b), pay to Lenders a nonrefundable liquidated damages fee in an amount equal to the MOIC Amount or Termination Fee, as applicable, measured as of the date of such repayment, prepayment or termination, due and payable on the date of such repayment, prepayment or termination. All parties hereto agree and acknowledge that Lenders will have suffered damages on account of any prepayment or required prepayment of the Term Loan Advances and that, in view of the difficulty in ascertaining the amount of such damages, the MOIC Amount or Termination Fee, as applicable, constitute reasonable compensation and liquidated damages to compensate Lenders on account thereof.

(j) Agreements Concerning the MOIC Amount and the Termination Fee. The Loan Parties expressly agree that: (A) the MOIC Amount and the Termination Fee are reasonable and are the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel; (B) the MOIC Amount and the Termination Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the MOIC Amount and the Termination Fee; (D) the Loan Parties’ agreement to pay the applicable MOIC Amount and the Termination Fee is a material inducement to Lenders to make the Term Loan Advances; and (E) the MOIC Amount and the Termination Fee represents a good faith, reasonable estimate and calculation of the lost profits or damages of Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to Lenders or profits lost by Lenders as a result of such acceleration.

1.2 Payment of Interest on the Term Loan Advances.

(a) Interest Payments. Interest on the outstanding principal amount of each Term Loan Advance shall be payable in arrears quarterly (A) on each Payment Date commencing on the first Payment Date following the Funding Date of such Term Loan Advance, (B) on any Prepayment Date and (C) on the Term Loan Maturity Date. All interest accrued and payable on any quarterly Payment Date will be paid by capitalizing such interest (“PIK Interest”) on such quarterly Payment Date by adding such amount to (and thereby increasing) the outstanding principal amount of the Term Loan Advances, and thereafter all such interest shall be treated in all respects as outstanding principal of the Term Loan Advances under this Agreement. Notwithstanding the foregoing, in the event of any repayment or prepayment of the Term Loan Advances, accrued interest (including PIK Interest) on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.

(b) Interest Rate. Subject to Section 1.2(c), the outstanding principal amount of any Term Loan Advance shall bear interest at a per annum fixed rate equal to 12.0%; provided that at any time after the Initial Maturity Date has been extended in accordance with Section 1.7, the outstanding principal amount of any Term Loan Advance shall bear interest at a per annum fixed rate equal to 17.5%. Accrued but unpaid interest on each Term Loan Advance shall be payable in accordance with Section 1.2(a), shall continue to accrue interest at the interest rate applicable to such Term Loan Advance, and shall be compounded on a quarterly basis.

(c) Default Rate. Upon the occurrence and during the continuance of an Event of Default, at Lenders’ request, the outstanding Obligations shall bear interest at a rate per annum which is 2.25 percent (2.25%) above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 1.2(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lenders.

(d) Interest Computation. Interest shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) and a year of 365 days (or 366 days in a leap year). In computing interest, the date of the making of any Term Loan Advance shall be included and the date of payment shall be excluded; provided, however, that if any Term Loan Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Term Loan Advance.

1.3 Fees. Borrower shall pay to UF the Commitment Fee in accordance with the terms of the Commitment Letter and Section 2.1(a)(ii).

1.4 Payments; Application of Payments; Debit of Accounts.

(a) Except as otherwise provided herein, all payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff, counterclaim, or deduction, before 3:00 p.m. New York time on the date when due. Payments of principal and/or interest received after 3:00 p.m. New York time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) If an Event of Default has occurred and is continuing, then the Required Lenders shall have the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied and Borrower shall have no right to specify the order or the accounts to which Lenders shall allocate or apply any payments required to be made by Borrower to Lenders or otherwise received by Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

1.5 Change in Circumstances.

(a) Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender, (ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loan Advances made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term Loan Advance (or of maintaining its obligation to make any such Term Loan Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon written request of such Lender, Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of this Agreement, any term loan facility, or the Term Loan Advances made by such Lender to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies with respect to capital adequacy and liquidity), then, from time to time upon written request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as the case may be, as specified in Section 1.5(a) or (b) and delivered to Borrower, shall be conclusive absent manifest error, and Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lenders to demand compensation pursuant to this Section 1.5 shall not constitute a waiver of Lenders’ right to demand such compensation; provided that Borrower shall not be required to compensate Lenders pursuant to Section 1.5(a) for any increased costs incurred or reductions suffered more than 180 days prior to the date that Lenders notify Borrower of the Change in Law giving rise to such increased costs or reductions (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period shall be extended to include the period of retroactive effect).

1.6 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then (i) Borrower shall be entitled to make such deduction or withholding, (ii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 1.6) each Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of Section 1.6(a), Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Tax Indemnification. Without limiting the provisions of Section 1.6(a) and (b), Borrower shall, and does hereby, indemnify each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.6) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by such Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.6, Borrower shall deliver to Lenders a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lenders.

(e) Status of Lenders. If any Lender (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than an Internal Revenue Service Form W-9 or W-8) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, each Lender shall deliver to Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower) an executed copy of Internal Revenue Service Form W-9, as well as any applicable supporting documentation or certifications, certifying that such Lender (or if such Lender is a disregarded entity for U.S. federal income tax purposes, its sole regarded owner) is a U.S. person and exempt from U.S. federal backup withholding tax (or, only in the event that Borrower has consented to the transfer or assignment of the applicable Obligation to such Lender that is a non-U.S. person for U.S. federal income tax purposes, the applicable Internal Revenue Service Form W-8 (together with any appropriate attachments), showing full exemption from U.S. withholding tax on payments of interest on the date such Lender acquires such Obligation). If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender was to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall, to the extent it is legally entitled to do so, deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Treatment of Certain Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 1.6 (including by the payment of additional amounts pursuant to this Section 1.6), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 1.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of any Lender, shall repay to such Lender the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Lender be required to pay any amount to Borrower pursuant to this paragraph (f) the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 1.6 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

1.7 Extension of Maturity Date. Notwithstanding anything herein to the contrary, at any time and from time to time, Borrower may request, and any Lender may agree, to extend the Term Loan Maturity Date applicable to all or any portion of such Lender’s Term Loan Advances to a date (such date as such Lender and Borrower agree, the “Extended Maturity Date”) after the Initial Maturity Date or after an Extended Maturity Date, as applicable; provided that (i) no Lender shall be required to agree to any such extension and any such agreement by a Lender shall be in its sole discretion and (ii) the Term Loan Maturity Date shall not be extended to a date after May 7, 2035. Any such extension under this Section 1.7 shall only require the consent of Borrower and the Lender so agreeing to such extension. Notwithstanding anything to the contrary herein, starting on the fifth (5th) anniversary of the making of each Term Loan Advance (or any portion thereof) and prior to the end of each accrual period thereafter, Borrower shall pay a minimum amount of accrued and unpaid interest (if any) on such Term Loan Advance (or the applicable portion thereof) in cash as Borrower reasonably determines is necessary to ensure that such Term Loan Advance (or the applicable portion thereof) shall not be considered an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Internal Revenue Code, or any successor provision.

2 CONDITIONS PRECEDENT TO EFFECTIVENESS AND TO TERM LOAN ADVANCES

2.1 Conditions Precedent to Effectiveness. This Agreement shall become effective upon the satisfaction (or waiver) of the following conditions precedent:

(a) receipt by UF of:

(i) counterparts of this Agreement, the Perfection Certificate (solely with respect to Borrower), the Side Letter and the Warrant Agreement;

(ii) the Commitment Fee;

(iii) expenses then due and owing by Borrower as specified in and in accordance with Section 11.4(a), provided that this Section 2.1(a)(iii) shall only be a condition precedent to occurrence of the Effective Date if an invoice for all such expenses has been received by Borrower at least one (1) Business Day prior to the Effective Date.

(iv) a certificate duly executed by a Responsible Officer or secretary of each of Borrower and each Domestic Subsidiary on behalf of such Person, dated as of the Effective Date, which (A) certifies as true, correct and complete, and attaches a copy of, the resolutions of such Person’s board of directors, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which such

Person is a party, (B) identifies by name and title, and bears the signatures, of the officers of such Person authorized to execute the Loan Documents to which it is a party, (C) attaches such Person’s articles or certificate of formation or incorporation or other formation document, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization, and (D) certifies as true, correct, and complete, and attaches a copy of, such Person’s bylaws or operating, management or partnership agreement (or similar agreement), in each case, together with all amendments or modifications thereto;

(v) a long-form good standing certificate (or the equivalent) for each of Borrower and each Domestic Subsidiary certified by the Secretary of State (or other appropriate official) of such Person’s jurisdiction of incorporation, organization or formation (or the equivalent) to the extent good standing (or the equivalent) has meaning in such jurisdiction;

(vi) a customary legal opinion of the Loan Parties’ New York counsel, addressed to Lenders, in form and substance reasonably satisfactory to UF;

(vii) a solvency certificate duly executed by a Financial Officer of Borrower, dated as of the Effective Date, in substantially the form attached as Exhibit D; and

(viii) at least five (5) days prior to the Effective Date, all documentation and other information regarding Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested by any Lender in writing of Borrower at least 10 days prior to the Effective Date;

(b) the representations and warranties in Sections 4.1(a), (c) and (d), 4.6(a) and (b), and 4.10 of this Agreement shall be true and correct in all material respects as of the Effective Date, provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date; and

(c) each document (including any financing statement) required by the Loan Documents to be filed, registered or recorded in order to create in favor of UF, for the benefit of Lenders, a perfected Lien pursuant to Article 9 of the Code on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.5), shall be in proper form for filing, registration or recordation.

2.2 Conditions Precedent to all Term Loan Advances. Lenders’ obligation to make each Term Loan Advance, including the initial Term Loan Advance, is subject to the satisfaction (or waiver) of the following conditions precedent:

(a) receipt by Lenders of:

(i) the Advance Request Form from Borrower relating to such Term Loan Advance as required by and in accordance with Section 1(b);

(ii) the results of a recent customary UCC (or equivalent) lien search with the Secretary of State (or equivalent) of each jurisdiction in which a Loan Party is organized, formed or incorporated indicating the absence of liens and security interests other than (x) Permitted Liens and (y) Liens being terminated or released on or prior to the Effective Date;

(iii) the results of a recent customary search of ownership of Intellectual Property in the appropriate governmental offices and such Patent, Trademark and Copyright filings as requested by UF in order to perfect its security interest in the Intellectual Property; and

(iv) evidence satisfactory to the Required Lenders that the insurance policies and endorsements required by Section 5.5 are in full force and effect, together with appropriate evidence showing loss payable and additional insured clauses or endorsements in favor of Lenders;

(b) the representations and warranties in this Agreement shall be true and correct in all material respects as of the date of the Advance Request Form for such Term Loan Advance and as of the Funding Date of such Term Loan Advance, provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date;

(c) no Default or Event of Default shall have occurred and be continuing or immediately result from the Term Loan Advance;

(d) receipt by UF of the certificates representing the Equity Interests pledged pursuant to Section 3.1 of this Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, in each case, solely to the extent such Equity Interests are certificated;

(e) to the extent not already filed, registered or recorded pursuant to Section 2.1(c), each document (including any financing statement) required by the Loan Documents to be filed, registered or recorded in order to create in favor of UF, for the benefit of Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.5), shall be in proper form for filing, registration or recordation; provided that this clause (e) shall not apply with respect to any document (including any financing statement) which was in proper form for filing, registration or recordation pursuant to Section 2.1(c) and which has not been perfected within 90 days after the Effective Date (or such later date agreed to by UF); and

(f) registration of an electronic book entry in the name of each such Lender, pursuant to the terms of the Warrant Agreement, representing a Warrant to purchase the number of shares of common stock of Borrower calculated as a ratio of the Maximum Warrant Share Amount in the same proportion that such Lender’s Term Loan Advance bears to the Term Loan Availability Amount. Any fractional shares resulting from such calculation shall be adjusted by rounding to the nearest whole number; provided that in no event shall the number of shares underlying all such Warrants exceed the Maximum Warrant Share Amount.

2.3 Deemed Lender Consent. For the purposes of determining compliance with the conditions specified in this Article 2, (i) each Lender that has signed this Agreement shall be deemed to have accepted or waived each condition required under Section 2.1 and (ii) each Lender that has made a Term Loan Advance prior to the completion or other satisfaction of any condition precedent in Section 2.2 shall be deemed to have accepted or waived each condition required under Section 2.2.

3 CREATION OF SECURITY INTEREST

3.1 Grant of Security Interest. To secure the payment and performance in full of all of the Obligations, each of Borrower and each Domestic Subsidiary (other than any Excluded Subsidiary) hereby unconditionally grants, assigns and pledges to UF, for the benefit of Lenders, a continuing first priority lien on and security interest in and to the Collateral, wherever located and whether now owned or hereafter acquired or arising from time to time, and all proceeds and products thereof.

3.2 Authorization to File Financing Statements. Each of Borrower and each Domestic Subsidiary hereby authorizes UF at any time and from time to time to file financing statements, continuation statements and amendments without notice to Borrower or such Domestic Subsidiary, respectively, with all jurisdictions deemed necessary or appropriate by UF and the other Lenders to perfect or protect UF’s and the other Lenders’ interest or rights hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect and contain any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower or the relevant Domestic Subsidiary is an organization, the type of organization and any organization identification number issued to Borrower and such Domestic Subsidiary. Each of Borrower and each Domestic Subsidiary hereby authorizes UF, at any time and from time to time after the applicable time period set forth in Section 5.13, to file and record Intellectual Property security agreements with the United States Patent and Trademark Office and the United States Copyright Offices, as the case may be (for the avoidance of doubt, none of Borrower, any other Loan Party or any Subsidiary of Borrower or any Loan Party shall not be obligated to perfect any foreign Intellectual Property, except any Intellectual Property of the Dutch Entity in the Netherlands).

3.3 Perfection Other than by Filing, etc. At any time and from time to time (but not prior to the applicable time periods set forth in Section 5.13), each of Borrower and each Domestic Subsidiary shall take such steps as UF may reasonably request for UF to (a) obtain control of negotiable instruments (with a value in excess of $1,000,000), any Equity Interests in any Subsidiaries (solely to the extent such Equity Interests are certificated in physical form, are owned by Borrower or a Domestic Subsidiary and are not Excluded Assets), any other investment property (with a value in excess of $1,000,000), any deposit accounts (other than any Excluded Accounts), any letter-of-credit rights (with a value in excess of $1,000,000) and any electronic chattel paper (with a value in excess of $1,000,000) pledged by such Borrower and Subsidiary as set forth in Article 9 of the UCC, and, where control is established by written agreement, such agreement shall be in form and substance reasonably satisfactory to UF, (b) immediately discharge all Liens other than Permitted Liens and (c) otherwise to ensure the continued perfection and priority of UF’s security interest in any of the Collateral and of the preservation of its rights therein. All charges, expenses and fees UF may incur in performing any of the foregoing, and any local taxes relating thereto, shall be added to the Obligations, and shall be paid to UF immediately upon demand.

3.4 Termination and Automatic Release of Liens. If this Agreement is terminated, UF’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations or reimbursement obligations or other obligations which, by their terms, survive the termination of this Agreement) are repaid in full. Upon payment in full of the Obligations (other than inchoate indemnity obligations or reimbursement obligations or other obligations which, by their terms, survive the termination of this Agreement) and at such time as Lenders’ obligation to make Term Loan Advances has terminated, any Liens in favor of UF and/or each other Lender shall be automatically released and discharged and all rights in the Collateral shall revert to Borrower or the relevant Subsidiary, as appropriate.

3.5 Intercreditor Agreement. Lenders hereby agree, upon reasonable request of Borrower, to promptly (and no later than one Business Day after an Intercreditor Agreement has been reasonably negotiated) execute the Intercreditor Agreement in connection with the issuance of the New Notes (including, for the avoidance of doubt, any Permitted Refinancing Debt of such notes) and/or any other Permitted Indebtedness that is permitted to be secured by a lien on the Collateral.

4 REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Lenders as follows:

4.1 Due Organization, Authorization; Power and Authority.

(a) Each Loan Party is duly incorporated, organized or formed, as applicable, validly existing and, to the extent good standing has meaning in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so could not reasonably be expected to have a Material Adverse Change, is qualified to do business in, and is in good standing in (to the extent good standing has meaning in such jurisdiction), every jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified.

(b) All information set forth on the Perfection Certificate pertaining to each Loan Party is true and correct in all material respects as of the Effective Date.

(c) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of such Loan Party’s organizational documents, (ii) violate any Applicable Law applicable to any Loan Party or any Subsidiary, (iii) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (A) such Governmental Approvals which have already been obtained and are in full force and effect and (B) filings necessary to perfect Liens created pursuant to the Loan Documents), or (iv) violate or result in a default under any

Specified Contract by which any Loan Party or any Subsidiary is bound, in each case except as could not reasonably be expected to result in a Material Adverse Change. No Loan Party is in default under any agreement to which it is a party or by which it is bound, in each case, in which the default could reasonably be expected to have a Material Adverse Change.

(d) This Agreement and each other Loan Document (i) has been duly executed and delivered by each Loan Party that is party thereto, and (ii) constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, conservatorship, assignment for the benefit of creditors, rearrangement, receivership, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.2 Collateral.

(a) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject to Permitted Liens). Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except for Permitted Liens.

(b) On the Effective Date, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.

(c) All Inventory is in all material respects of good and marketable quality in all substantial respects, free from material defects (ordinary wear and tear (including expiration) excepted) except for Inventory for which adequate reserves have been made.

(d) Each Loan Party owns, or possesses the right to use to the extent necessary in its business, all Intellectual Property, licenses and other intangible assets that are used in the conduct of its business as now operated, except to the extent that such failure to own or possess the right to use such asset would not reasonably be expected to have a Material Adverse Change, and the use of such asset by each Loan Party and each Subsidiary, to the best knowledge of the Loan Parties, does not conflict with the valid Intellectual Property, license, or intangible asset of any other Person to the extent that such conflict could reasonably be expected to have a Material Adverse Change.

4.3 Litigation. Other than as set forth in Schedule 4.3, as disclosed to Lenders pursuant to Section 5.3(h), or as disclosed in any periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC (or any Governmental Authority succeeding to any or all of the functions of the SEC) or with any national securities exchange, there are no actions, investigations or proceedings pending against or, to the knowledge of any Responsible Officer, threatened in writing by or against any Loan Party or any Subsidiary, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

4.4 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and its Subsidiaries delivered by Borrower to Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures.

4.5 Solvency. Immediately after giving effect to each Term Loan Advance made hereunder and the application of the proceeds thereof, (i) Borrower and its Subsidiaries will use the proceeds of such Term Loan Advance for legitimate corporate purposes, in accordance with Section 5.1 of this Agreement, and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (as applicable), including such use of proceeds, to occur on the date of such Term Loan Advance, Borrower’s and each Loan Party’s relative financial position will have been improved as a result of the application of such proceeds, (ii) neither Borrower nor any of its Subsidiaries has commenced or has taken action to commence, or has knowledge of any third party which is threatening or taking action in furtherance of the involuntary commencement against Borrower or such Subsidiary of, any insolvency, bankruptcy, liquidation or consolidation proceedings and neither Borrower nor any of its Subsidiaries has consented to or has knowledge of any third party which is contemplating consenting to, the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower or such Subsidiary, (iii) for at least the 12 months following the Effective Date, Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured, and (iv) Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, any business for which they have unreasonably small capital; provided that, for purposes of this Section 4.5, the amount of any contingent liability at any time will be computed as the amount that would reasonably be expected to become an actual and matured liability.

4.6 Regulatory Compliance.

(a) No Loan Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.

(b) No Loan Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).

(c) Except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, each Loan Party and each Subsidiary (i) has complied with all Applicable Law applicable to it or its property, (ii) are in compliance, and have duly complied with Environmental Laws and (iii) have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted. There have been no outstanding or resolved citations, notices or orders of non-compliance issued to Borrower or any of its Subsidiaries or relating to their respective facilities, businesses, assets, property, leaseholds, real property or Equipment under Environmental Law, except where such citation, notice or order would not reasonably be expected to have a Material Adverse Change.

4.7 Subsidiaries; Investments. Each Loan Party does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

4.8 Tax Returns and Payments; Pension Contributions.

(a) Each Loan Party and each Subsidiary has filed or caused to be filed all federal and state income tax returns and other material tax returns and reports required to have been filed (taking into account any extensions or grace periods in effect) and has paid or caused to be paid all federal and state income taxes and other material taxes required to have been paid by it, except (i) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Change. There are no Liens for any taxes upon any of the Collateral, other than Permitted Liens.

(b) Except as would not reasonably be expected to result in a Material Adverse Change, each Loan Party and each Subsidiary has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party or Subsidiary has withdrawn from participation in, or permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in a Material Adverse Change, including on account of liability from any Loan Party or any Subsidiary to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

4.9 ERISA. No Loan Party will be using “plan assets” of one or more “benefit plan investors” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) with respect to the Term Loan Advances.

4.10 Full Disclosure. No written representation, warranty or other statement of any Loan Party in any written report, certificate or written statement delivered to Lenders, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, certificates and written statements delivered to Lenders, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the written reports, certificates or written statements, when taken as a whole, not materially misleading in light of the circumstances under which they were made; provided that, with respect to any projections and forecasts provided by any Loan Party, the Loan Parties represent only that such projections and forecasts were prepared in good faith based upon assumptions believed to be reasonable at the time of delivery (or, if such projections or forecasts were delivered prior to the Effective Date, as of the Effective Date), provided, however, that projections and forecasts as to future events are not to be viewed as fact and actual results may differ from projected or forecasted results with such differences being material.

4.11 Sanctions and Anti-Corruption Laws. Each Loan Party and each of its respective officers and employees and, to the knowledge of such Loan Party, each of its directors and agents, is in compliance with applicable Sanctions and applicable anti-corruption laws (including, without limitation, the FCPA), in each case, in all material respects and is not knowingly engaged in any activity that would reasonably be expected to result in such Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party, any agent of such Loan Party that will act in any capacity in connection with or benefit from this Agreement, is a Sanctioned Person. No Term Loan Advance or other extension of credit made hereunder, use of proceeds or transaction contemplated by this Agreement or the other Loan Documents will violate applicable Sanctions or the FCPA.

4.12 Insurance. The Loan Parties maintain insurance in accordance with Section 5.5.

4.13 Use of Proceeds. The proceeds of the Loans shall be used (and, if applicable, have been used), whether directly or indirectly, solely in accordance with Section 5.1.

4.14 Material Adverse Change. There has been no Material Adverse Change since December 31, 2024.

4.15 Employment Matters. Except as would not reasonably be expected to result in a Material Adverse Change, as of the Effective Date, (a) there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened, and (b) the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters.

5 AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with Lenders that:

5.1 Use of Proceeds. Borrower shall cause the proceeds of the Term Loan Advances to be used solely to finance working capital needs or for general corporate purposes of Borrower and the other Loan Parties. For the avoidance of doubt, none of the proceeds of the Term Loan Advances may be used to repay, amortize or restructure the Existing Notes, the New Notes or any indebtedness for borrowed money other than (i) any Indebtedness owed to Lenders and (ii) any Indebtedness incurred by a Loan Party to finance the purchase, construction or improvement of any asset (including any goods or any Equipment) or any services.

5.2 Government Compliance.

(a) Each Loan Party shall maintain its and all of its Subsidiaries’ (i) legal existence (except as permitted under Section 6.2 and 6.3) and (ii) to the extent good standing or qualification, as applicable, has meaning in such jurisdiction, good standing in their respective jurisdictions of incorporation, organization or formation, as applicable, and qualification to do business in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Change. Each Loan Party shall comply, and have each of its Subsidiaries comply with all laws, ordinances and regulations to which it is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Each Loan Party shall obtain all of the material Governmental Approvals necessary for the performance by such Loan Party of its obligations under the Loan Documents to which it is a party, including any grant of a security interest to UF.

5.3 Financial Statements; Reports. Borrower shall deliver to UF (for delivery to the other Lenders):

(a) Annual Financial Statements. Within 90 days after the end of each fiscal year of Borrower (or such longer time period as may be permitted by the SEC, including pursuant to any SEC-permitted extension), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception, and without any qualification or exception as to the scope of such audit, other than solely with respect to, or solely resulting from, (x) any potential inability to satisfy the financial covenants in Section 6.11 on a future date or in a future period or (y) an impending scheduled maturity date of any indebtedness) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b) Quarterly Financial Statements. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower (or such longer time period as may be permitted by the SEC, including any SEC-permitted extension), the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year for Borrower, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. Concurrently with any delivery of financial statements under Section 5.3(a) and (b), a Compliance Certificate (i) certifying, in the case of the financial statements delivered under Section 5.3(b), as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying, to the best of such Financial Officer’s knowledge, as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements referred to in Section 5.3(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) Annual Financial Projections. Within 90 days following the end of each fiscal year of Borrower, a copy of the plan and forecast of Borrower for each quarter of the upcoming fiscal year in the form substantially consistent with that provided to Borrower’s board of directors;

(e) Key Performance Indicators. Contemporaneously with the furnishing of each of the financial statements delivered to Lenders pursuant to Section 5.3(a) and (b), a report summarizing key performance indicators of Borrower and its consolidated Subsidiaries for the period then ending, which shall include updates and forecasts relating to the following with respect to Borrower and its Subsidiaries: (i) revenue and growth, including the total revenue of Borrower and its consolidated Subsidiaries for the immediately preceding fiscal quarter of Borrower, the portion of such revenue attributable to product line growth and regional growth and year-over-year growth, (ii) margins and profitability, including the gross and operating margins for the immediately preceding fiscal quarter of Borrower, Adjusted EBITDA forecasts and variance analysis, (iii) cash flow and liquidity, including operating cash flow and free cash flow, each as reported in such financial statements, (iv) sales and distribution, including sales forecasts compared to actuals, variance analysis, key distribution metrics (including the channel mix, changes and industry data provided by sources to which Borrower currently subscribes) and (v) product and innovation, including updates on sales data by channel and product type by month and commentary on key drivers of performance;

(f) SEC Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by Borrower to its shareholders generally;

(g) Security Holder and Subordinated Debt Holder Reports. Within five (5) Business Days of delivery, copies of all statements, reports and notices made generally available to all Loan Party’s security holders or to all holders of Subordinated Debt of any Loan Party (solely in their capacities as security holders or holders of Subordinated Debt of any Loan Party and not in any other role);

(h) Legal Action Notice. Prompt written notice of any legal actions, investigations or proceedings pending or threatened in writing against any Loan Party or any Subsidiary that would reasonably be expected to have a Material Adverse Change;

(i) Tort Claim Notice. If any Loan Party shall acquire a commercial tort claim in excess of $5,000,000, promptly notify Lenders in a writing signed by a Responsible Officer of Borrower which includes the general details thereof and grants to Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Required Lenders;

(j) Government Filings. Within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings by any Loan Party with any Governmental Authority (i) regarding compliance with or maintenance of Governmental Approvals or compliance with Applicable Law or (ii) that could reasonably be expected to have a Material Adverse Change on any Governmental Approval which has already been obtained from a Governmental Authority by a Loan Party or otherwise on the business of any Loan Party;

(k) Default. Prompt written notice of the occurrence of (i) an Event of Default or (ii) a Default;

(l) Other Developments. Prompt written notice of any other development that results in, or could reasonably be expect to result in, a Material Adverse Change; and

(m) Other Information. Promptly after reasonable request by Lenders therefor, such other information regarding the financial condition of any Loan Party or compliance with the terms of any Loan Document.

Documents required to be delivered pursuant to the terms of this Section 5.3(a), (b), (e) (to the extent any such documents are included in materials otherwise filed with the SEC), (f), (g) or (h) shall be deemed to have been delivered to Lenders on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on Borrower’s website to which each Lender has access.

5.4 Taxes; Pensions.

(a) Each Loan Party shall pay or discharge federal and state income taxes and other material taxes required to be paid by it before the same shall become delinquent or in default (taking into account any extensions or grace periods in effect), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change.

(b) Each Loan Party shall pay, and require its Subsidiaries to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

5.5 Insurance. Each Loan Party shall, and shall cause each Subsidiary to, (i) maintain with financially sound and reputable insurance companies that are not Affiliates of any Loan Party insurance in such amounts and against such risks and such other hazards as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations; provided that (x) each Lender shall be named as loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral and (y) each policy shall, by endorsement upon the policy, give Lenders thirty (30) days’ prior written notice before such policy may be cancelled (or, in the case of cancellation for nonpayment of premium, 10 days’ prior written notice) and (ii) at Lenders’ reasonable request (but not more frequently than annually and not prior to the applicable time period set forth in Section 5.13), deliver to Lenders information in reasonable detail as to the insurance so maintained by such Loan Party (it being understood and agreed that if any Loan Party fails to obtain, pay for or furnish proof of insurance as required under this Section 5.5, Lenders may make all or part of such payment or obtain such insurance policies required by this Section 5.5 and take any action under the policies that Lenders deem prudent).

5.6 Access to Collateral; Books and Records. At reasonable times, on at least ten (10) Business Days’ prior written notice in accordance with Section 9 (provided that no such notice is required if an Event of Default has occurred and is continuing), each Loan Party shall permit each Lender, or its agents, to (i) inspect the Collateral and to audit and copy the records and books of account of any Loan Party, provided that, absent an Event of Default that has occurred and is continuing, no more than one such inspection shall be permitted in any period of four consecutive fiscal quarters of Borrower and (ii) discuss the affairs, finances and accounts of such Loan Party (including the report provided pursuant to Section 5.3(e) and any other material operational developments) with any of its respective officers or directors; provided that, absent an Event of Default that has occurred and is continuing, no more than one such discussion shall be required during any fiscal quarter of Borrower; provided further that, in each case of immediately preceding clauses (i) and (ii), no Loan Party shall be required to disclose to any Lender, or any agents, advisors or other representatives thereof, any written material (x) the disclosure of which would cause a breach of any confidentiality provision in the written agreement governing such material applicable to such Person, (y) which is the subject of attorney-client privilege or attorney’s work product privilege asserted by the applicable Person to prevent the loss of such privilege in connection with such information or (z) which is a non-financial trade secret or other proprietary information.

5.7 Protection and Registration of Intellectual Property Rights.

(a) Each Loan Party shall (i) protect, defend and maintain the validity and enforceability of such Loan Party’s Intellectual Property, (ii) promptly advise Lenders in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of such Loan Party’s Intellectual Property and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent, in each case, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Change.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark (in each case other than an Excluded Asset), then Borrower shall provide written notice thereof to Lenders prior to or concurrently with the delivery pursuant to Section 5.3(c) of the Compliance Certificate immediately subsequent thereto and shall execute such intellectual property security agreements and other documents and take such other actions, in each case, as the Required Lenders may request in their commercially reasonable discretion to perfect and maintain a first priority perfected security interest in favor of UF in such property within ten (10) days of such request. If Borrower intends to register any Copyrights or mask works in the United States Copyright Office (other than an Excluded Asset), then Borrower shall (x) provide Lenders with written notice, of Borrower’s registration of such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto), in each case, prior to or concurrently with the delivery pursuant to Section 5.3(c) of the Compliance Certificate immediately subsequent thereto, (y) prior to the date of registration of the Copyrights or mask works described in immediately preceding clause (x), execute an intellectual property security agreement and such other documents and take such other actions, in each case, as the Required Lenders may request in their commercially reasonable discretion to perfect and maintain a first priority perfected security interest in favor of UF in such Copyrights or mask works and (z) record any such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office or, if later, within ten (10) Business Days after the

Required Lenders so request such filing. Borrower shall provide to Lenders copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for UF to perfect and maintain a first priority perfected security interest in such property, in each case, prior to or concurrently with the delivery pursuant to Section 5.3(c) of the Compliance Certificate immediately subsequent thereto.

5.8 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting Sections 6.3 and 6.6 hereof, upon any Loan Party’s formation or acquisition of a Subsidiary after the Effective Date (including, without limitation, pursuant to a Division) which is not dissolved within thirty (30) days after its formation or acquisition (or such later date as permitted by the Required Lenders in their sole discretion), such Loan Party shall (a) with respect to any Subsidiary (other than any Excluded Subsidiary), cause such new Subsidiary to provide to Lenders a Guaranty Joinder to become a Guarantor hereunder, in form and substance reasonably satisfactory to the Required Lenders (including being sufficient to grant UF, for the benefit of Lenders, a first priority Lien (subject to Permitted Liens) on the assets of such newly formed or acquired Domestic Subsidiary, to extent constituting Collateral), (b) provide to Lenders appropriate certificates and stock powers (in each case, solely to the extent the relevant Equity Interests are certificated) and financing statements, pledging all (or, in the case of any CFC or FSHCO that is an Excluded Subsidiary, no more than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests) of the direct or beneficial ownership interest in such new Subsidiary (other than an Excluded Subsidiary that is not a direct Subsidiary of a Loan Party), in form and substance satisfactory to Lenders; and (c) provide to Lenders all other documentation in form and substance reasonably satisfactory to the Required Lenders, which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

5.9 Inventory. Each Loan Party shall keep all Inventory in good and marketable condition in all substantial respects, free from material defects (ordinary wear and tear (including expiration) excepted) except for Inventory for which adequate reserves have been made.

5.10 Further Assurances. Each Loan Party shall execute any further instruments and take such further action as Lenders reasonably request to perfect, protect, ensure the priority of or continue UF’s Lien on the Collateral or to effect the purposes of this Agreement.

5.11 Compliance with Law. Each Loan Party shall comply with Applicable Law applicable to it or its property (including, without limitation, applicable Sanctions, the FCPA and other applicable anti-corruption laws), except, in case of Applicable Law other than applicable Sanctions, where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.12 Compliance with Specified Contracts. Each Loan Party shall comply in all respects with, and maintain in full force and effect, each Specified Contract, except where the failure to do could not reasonably be expected to result in a Material Adverse Change; provided that any Loan Party and any Subsidiary may contest the terms and conditions of any Specified Contract in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

5.13 Post-Closing. Borrower shall, and shall cause each relevant Subsidiary to, comply with the requirements set forth in Schedule 5.13 within the applicable time periods set forth therein (or such later date as UF may agree in its sole discretion).

6 NEGATIVE COVENANTS

From and after the initial Funding Date (or, solely in the case of Section 6.9, from and after the Effective Date), each Loan Party covenants and agrees with Lenders that:

6.1 Dispositions. Each Loan Party shall not convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (a) Transfers of Inventory in the ordinary course of business, (b) Transfers of worn-out, surplus, destroyed or obsolete Equipment or property in the ordinary course of business, (c) Transfers of assets by any Loan Party or any Subsidiary to any other Loan Party, (d) Transfers of assets by any Loan Party to any Subsidiary that is not a Loan Party or by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; provided that a Loan Party shall have received at least 75% of the consideration for any Transfer from a Loan Party to a Subsidiary that is not a Loan Party in the form of cash or Cash Equivalents, provided further that the aggregate amount of assets sold by any Loan Party to any Subsidiary that is not a Loan Party pursuant to this clause (d) shall not exceed $25,000,000, (e) Transfers consisting of Permitted Liens and Permitted Investments, (f) Transfers of Accounts (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof in the ordinary course of business and consistent with past practices, (g) Transfers resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party, provided that such Transfer is made for fair value and provided that the net proceeds thereof are used solely for reinvestment purposes in order to replace such property or assets within a reasonable period of time, (h) surrender or waiver of contract rights on settlement, release, reorganization or surrender of contract, tort or other claim in the ordinary course of business, (i) leases, subleases, licenses, sublicenses or other occupancy arrangements of property (other than intellectual property rights) which, in the aggregate, do not materially detract from the value of any Collateral or materially interfere with the ordinary conduct of the business of any Loan Party, (j) (A) the lapse, abandonment, cancellation, sale, transfer or other disposition of Intellectual Property that is, in the reasonable business judgment of any Loan Party, no longer material to the conduct of the business of the Loan Parties, taken as a whole, and (B) non-exclusive licenses or sublicenses of intellectual property rights in the ordinary course of business, (k) Transfers consisting of any Loan Party’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (l) sales of assets classified as “held for sale” in accordance with GAAP in an aggregate amount not to exceed $25,000,000, (m) sales of assets that have been written down in value to a de minimis amount on Borrower’s most recent consolidated financial statements delivered to Lenders pursuant to this Agreement in an aggregate amount not to exceed $25,000,000, (n) sales of Inventory that exceeds Loan Parties’ normal operating requirements, as determined in good faith by Borrower, in an aggregate amount not to exceed $25,000,000, (o) any Transfer of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) to a Person which is not a Loan Party or a Subsidiary thereof, provided that a Loan Party shall have received at least 75% of the consideration for such Transfer in the form of cash or Cash Equivalents, provided further that the aggregate amount of assets sold pursuant to this clause (o) shall not exceed $25,000,000, (p) Transfers of Permitted Licenses in the ordinary course of business, (q) [reserved], (r) [reserved], (s) cancellation of any intercompany Indebtedness among the Loan Parties, (t) cancellation of any Indebtedness in connection with the exchange of any Existing Notes for any New Notes and (u) other Transfers of assets the aggregate fair market value of which, taken together with all other Transfers under this clause (u), does not exceed $7,500,000. Notwithstanding anything contained herein to the contrary, no Intellectual Property that is material to the conduct of Borrower’s or a Subsidiary’s business, taken as a whole, may be sold or transferred without the consent of Lenders (other than non-exclusive licenses granted in the ordinary course, in each case in connection with the respective businesses of Borrower or its Subsidiaries).

6.2 Changes in Business. Each Loan Party shall not (a) engage in or permit any of its Subsidiaries to engage in any material business other than the businesses currently engaged in by the Loan Parties and the Subsidiaries on the date hereof, as applicable, or reasonably related, complementary or incidental thereto or reasonable extension thereof; (b) liquidate or dissolve, provided that any Loan Party (other than Borrower) may dissolve or liquidate into any other Loan Party in a transaction which the surviving entity is a Loan Party; or (c) without at least 30 days subsequent written notice to Lenders, (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change any organizational number (if any) assigned by its jurisdiction of organization.

6.3 Mergers or Acquisitions. Each Loan Party shall not merge into or consolidate with, or permit any of its Subsidiaries to merge into or consolidate with, any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the stock, partnership, membership, or other ownership interest or other equity securities or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), except that (i) a Subsidiary that is not a Loan Party may merge into or consolidate with another Subsidiary or into a Loan Party in a transaction in which such other Subsidiary or such Loan Party is the surviving party, (ii) a Loan Party (other than Borrower) may merge into or consolidate with any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) a Subsidiary of Borrower may merge into or consolidate with Borrower in a transaction in which Borrower is the surviving entity; provided that any such merger or amalgamation involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.6(b).

6.4 Indebtedness. Each Loan Party shall not create, incur, assume or be liable for any Indebtedness, or permit any of its Subsidiaries to do so, other than Permitted Indebtedness.

6.5 Liens and Restrictive Agreements. Each Loan Party shall not:

(a) create, incur, allow, or suffer to exist any Lien on any of its property now owned or hereafter acquired by it, or permit any of its Subsidiaries to do so, except for Permitted Liens;

(b) permit any Collateral not to be subject to the first priority security interest granted herein, except for Permitted Liens that have priority over UF’s Lien as a matter of law; or

(c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Loan Party or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Loan Party’s or any Subsidiary’s Intellectual Property, except the foregoing shall not apply to (A) any restrictions and conditions imposed by any Applicable Law or by any Loan Document, (B) restrictions and conditions existing on the date hereof and specified on Schedule 6.5(c) (but shall apply to any extension or renewal of, or any amendment or modification expending the scope of, any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or property pending such sale, provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold and such sale is permitted hereunder, (D) as is otherwise permitted in Section 6.1 hereof and the definition of “Permitted Liens”, (E) restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement, (F) customary provisions in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements, but not relating to any Indebtedness entered into in the ordinary course of business, (G) [reserved], (H) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and not in contemplation of circumventing the requirements of this Agreement, (I) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, (a) detract from the value of the property or assets of any Loan Party in any manner material to any Loan Party or (b) materially affect Borrower’s ability to make future principal or interest payments hereunder, in each case, as determined by Borrower in good faith, and (J) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture, so long as such provisions set forth in this clause (c) were not made in contemplation of circumventing the requirements of this Agreement.

6.6 Distributions; Investments. Each Loan Party shall not (a) pay any dividends (other than dividends payable in capital stock) or make any distribution or payment or redeem, retire or purchase any stock, partnership, membership, or other ownership interest or other equity securities (other than, for the avoidance of doubt, cash payments on the Existing Notes in accordance with Section 6.11), provided that (i) such Loan Party may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) such Loan Party may pay dividends (A) with respect to its common stock payable solely in additional shares of its common stock and (B) with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (iii) such Loan Party may repurchase the stock, partnership, membership, or other ownership interest or other equity securities of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed $1,000,000 per fiscal year, (iv) so long as no Event of Default exists or would result therefrom and Borrower is in compliance with Section 6.10, calculated on a pro forma basis at the time of and after giving effect to such dividend or distribution and any Term Loan Advances requested to be made in connection therewith, Borrower may make dividends or distributions in an aggregate amount not to exceed $1,000,000 and (v) such Loan Party may cause any Subsidiary of Borrower to pay dividends or make any other distributions to such Loan Party; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary), or permit any of its Subsidiaries to do so, other than Permitted Investments. In determining the amount of Investments permitted under this Section 6.6, Investments (excluding loans and advances) shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

6.7 Transactions with Affiliates. Each Loan Party shall not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Loan Party, except for (a) transactions that are in the ordinary course of such Loan Party’s business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions between or among the Loan Parties (or any entity that becomes a Loan Party as a result of such transaction) not involving any other Affiliate, (c) any transaction between a Loan Party and a wholly-owned Subsidiary that is not a Loan Party that is otherwise expressly permitted by this Agreement, (d) loans or advances to employees permitted under clause (g) of the definition of “Permitted Investments”; (e) the payment of reasonable fees to directors of any Loan Party or any Subsidiary who are not employees of such Loan Party or such Subsidiary, and compensation (including bonuses and other awards) and employee benefit arrangements (including retirement, health, stock option and other benefit plans) paid to, and indemnities provided for the benefit of, directors, officers or employees of any Loan Party or any Subsidiary in the ordinary course of business or as otherwise approved by the board of directors, board of managers or other equivalent governing body of such Loan Party or such Subsidiary, (f) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, stock options (including incentive stock options and non-qualified stock options) and stock ownership plans approved by Borrower’s board of directors or a committee or delegate thereof, (g) investor rights and registration rights agreements, and similar arrangements, (g) transactions in which any Loan Party or any Subsidiary delivers to Lenders a written opinion from an independent financial advisor of recognized national standing stating that such transaction is fair to such Loan Party or such Subsidiary from a financial point of view, (h) Subordinated Debt or equity investments by any Loan Party’s investors in any Loan Party, (i) transactions permitted pursuant to Sections 6.1(d) or (s), 6.2, 6.4 (solely with respect to clauses (i) and (j) of the definition of “Permitted Indebtedness”) and 6.6(a) and (j) any intercompany transactions constituting Permitted Investments.

6.8 Subordinated Debt. Except as not prohibited under the terms of the Intercreditor Agreement or other subordination, intercreditor or similar agreement to which any Subordinated Debt is subject and except as otherwise not prohibited by Section 6.11 hereof, each Loan Party shall not (a) make or permit any payment on such Subordinated Debt, provided that any such payments made shall be subject to the limitations set forth in Section 6.10(b), or (b) amend any provision in any document relating to such Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lenders.

6.9 Compliance. No Loan Party shall (a) become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or use the proceeds of any Term Loan Advance for that purpose; (b)(i) fail to meet the minimum funding requirements of ERISA, (ii) permit a “Reportable Event” or “Prohibited Transaction”, each as defined in ERISA, to occur, (iii) fail to comply with applicable provisions of the Federal Fair Labor Standards Act, in each case, unless immediately preceding clauses (b)(i) through (iii) could not reasonably be expected to have a Material Adverse Change; or (c) withdraw, or permit any Subsidiary to withdraw, from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

6.10 Financial Covenants.

(a) Minimum Liquidity. As of any date, Borrower shall not permit Liquidity to be less than $15,000,000.

(b) Junior Debt Service Cap. Borrower shall not permit Junior Debt Service for any fiscal year of Borrower to exceed $20,000,000.

6.11 Cash Repayment of Existing Notes. No Loan Party shall repay or restructure the Existing Notes at maturity thereof with an aggregate amount of cash which exceeds the sum of (i) $60,000,000 plus (ii) an amount equal to the cash proceeds received by Borrower from any issuance of its equity; provided that this Section 6.11 shall not apply to any refinancing of the Existing Notes with junior or unsecured Indebtedness which constitutes Permitted Refinancing Debt.

7 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1 Payment Default. Borrower fails to (a) make any payment of principal of any Term Loan Advance when due, or (b) pay interest on any Term Loan or any other Obligation (other than an amount referred to in immediately preceding clause (a)) and such failure shall continue unremedied for a period of five (5) Business Days after the later of (x) the date such Obligations are due and payable and (y) the receipt by Borrower of notice of such failure from Lenders (which five (5) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date);

7.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation contained in Section 5.1, Section 5.2(a) (with respect to Borrower’s existence) or Section 5.3(k) or violates any covenant in Article 6;

(b) Borrower fails or neglects to perform any obligation contained in Section 5.8 or Section 5.13 and such failure shall continue unremedied for a period of fifteen (15) days after the date of receipt by Borrower of notice of such breach from the Required Lenders;

(c) Borrower fails or neglects to perform or observe any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.1, Section 7.2(a), Section 7.2(b) and Section 7.7) and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (a) the first date on which a Financial Officer obtains knowledge of such breach and (b) the date of receipt by Borrower of notice of such breach from the Required Lenders, in each case, if such breach relates to terms or provisions of any other Section of this Agreement;

7.3 Security Interest. The Lien on a material portion of the Collateral granted pursuant to this Agreement to secure the Obligations shall cease to be a perfected, first priority Lien, to the extent required herein;

7.4 Insolvency. (i) Any Loan Party or any Subsidiary (other than any Immaterial Subsidiary) is unable to pay its debts as they become due or otherwise becomes insolvent; (ii) any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) begins an Insolvency Proceeding with respect to all or a substantial part of its property; or (iii) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) or all or any substantial part of its properties and such petition or application is not dismissed or stayed within 60 days after the date of its filing or any such party by corporate action shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

7.5 Other Agreements. (i) Any Loan Party fails to make any payment of principal or interest in respect of debt for borrowed money (excluding any Term Loan Advances or other Obligations under this Agreement) when and as the same shall become due and payable (taking into account any applicable grace and cure periods), or (ii) each of the following occurs: (A) any Loan Party is in material default under a Specified Contract, (B) such Loan Party receives a written notice of such default from the counterparty to such Specified Contract and (C) such material default remains unremedied for sixty (60) days after such receipt of written notice thereof;

7.6 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $10,000,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any

Loan Party by any Governmental Authority, and the same are not, within sixty (60) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the satisfaction, payment, expiration of any such stay;

7.7 Misrepresentations. Any Loan Party or any Subsidiary or any Person acting for any Loan Party or any Subsidiary makes any representation or warranty in this Agreement, any Loan Document or in any writing delivered to Lenders or to induce Lenders to enter this Agreement or any Loan Document, and such representation or warranty is materially incorrect when made or deemed made;

7.8 Guaranty. (a) A material portion of the guaranties of any Obligations terminates or ceases for any reason to be in full force and effect or (b) any Guarantor does not perform any material obligation or covenant under any guaranty of the Obligations and such breach is not cured within any applicable cure period specified therein;

7.9 Loan Documents. Any material provision of any Loan Document for any reason ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge in writing the enforceability of any Loan Document or shall assert in writing that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

7.10 Change of Control. A Change of Control shall occur.

8 LENDERS’ RIGHTS AND REMEDIES

8.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, UF may, without notice (unless otherwise provided below) or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.4 occurs, then all Obligations are automatically due and payable without any action, demand, protest and notice by Lenders) and Borrower shall pay to UF, for the benefit of Lenders, the entire outstanding aggregate principal amount, and accrued and unpaid interest on, all of the Obligations plus reasonable attorneys’ fees and its court costs if such principal and interest are collected by or through an attorney-at-law;

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other Loan Document;

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lenders consider advisable, and notify any Person owing any Loan Party money of UF’s security interest in such funds;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or UF’s security interest in the Collateral (it being understood that upon the request of the Required Lenders, Borrower shall assemble the Collateral and make it available as the Required Lenders reasonably designate);

(e) after receipt by Borrower of two (2) Business Days’ prior written notice, enter the premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to UF’s security interest and pay all expenses incurred in connection therewith (it being understood that Borrower shall grant Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Lenders’ rights or remedies);

(f) apply to the Obligations any amount held by Lenders owing to or for the credit or the account of any Loan Party;

(g) after receipt by Borrower of two (2) Business Days’ prior written notice, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral;

(h) demand and receive possession of the records and books of account of any Loan Party;

(i) exercise all rights and remedies available to Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof); and

(j) petition for the appointment of a receiver, without notice of any kind whatsoever (unless required by applicable law), to take possession of any or all of the Collateral and business of Borrower and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver.

8.2 Power of Attorney. Borrower hereby irrevocably appoints UF as its true and lawful attorney-in-fact, (a) exercisable solely upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (iii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in UF’s or Borrower’s name, as UF chooses); (iv) make, settle, and adjust all claims under Borrower’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of UF or a third party as the Code permits; and (b) regardless of whether an Event of Default has occurred, to sign Borrower’s name on any documents necessary to perfect or continue the perfection of UF’s security interest in the Collateral until all Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) have been satisfied in full and Lenders’ obligation to provide Term Loan Advances has terminated. UF’s foregoing appointment as Borrower’s attorney in fact, and all of UF’s rights and powers, coupled with an interest, are irrevocable until such time as all Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) have been satisfied in full, Lenders are under no further obligation to make Term Loan Advances and this Agreement has been terminated.

8.3 Application of Payments and Proceeds. Upon the occurrence and during the continuance of an Event of Default, (i) Lenders shall have the right to apply any funds in Lenders’ possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as the Required Lenders shall determine in their sole discretion, (ii) any surplus of funds in Lenders’ possession shall be paid to Borrower, and Borrower shall remain liable to Lenders for any deficiency of funds in Lenders’ possession and (iii) if any Lender, in its commercially reasonable discretion, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, such Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by such Lender of cash therefor.

8.4 Lenders’ Liability for Collateral. Each Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession or under its control, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as such Lender deals with its own property consisting of similar instruments or interests. Lenders shall not have responsibility for (i) ascertaining or taking action whatsoever with regard to any Collateral or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

8.5 No Waiver; Remedies Cumulative. Lenders’ failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Lenders have all rights and remedies provided under the Code, by law, or in equity. Lenders’ exercise of one right or remedy is not an election and shall not preclude Lenders from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lenders’ waiver of any Event of Default is not a continuing waiver. Lenders’ delay in exercising any remedy is not a waiver, election, or acquiescence.

8.6 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lenders on which Borrower is liable.

9 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for immediately preceding clause (b), if such notice, consent, request, approval, demand or other communication is not sent during normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Any Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 9.

If to Borrower:	Beyond Meat, Inc.
[***]
El Segundo, CA 90245
Attn: Chief Financial Officer
Email: [***]

with a copy to
(which shall not
constitute notice):	Beyond Meat, Inc.
[***]
El Segundo, CA 90245
Attn: Chief Legal Officer
Email: [***]

and

Latham & Watkins LLP
[***]
Washington, DC 20004-1304
Attn: Scott Forchheimer
Email: [***]

If to Lenders
or to UF:	Unprocessed Foods, LLC
[***]
Cheyenne, WY 82001
Attn: Shaleen Shah
Email: [***]

with a copy to
(which shall not

constitute notice):	DLA Piper LLP (US)
[***]
Los Angeles, CA 90067-4704
Attn: Eric Goldberg and Shmuel Klahr
Email: [***]

10 GOVERNING LAW, JURISDICTION, CONSENT TO SERVICE OF PROCESS AND JURY TRIAL WAIVER

10.1 Governing Law; Jurisdiction; Consent to Service of Process. The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York state court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in the second sentence of this Section 10.1. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

If a party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other Loan Document, and the relevant power of attorney is expressed to be governed by Dutch or any other law, that choice of law is hereby accepted by each other party, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

10.2 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

This Article 10 shall survive the termination of this Agreement and the repayment of all Obligations.

11 GENERAL PROVISIONS

11.1 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate or reimbursement indemnity obligations or other obligations which, by their terms, survive termination of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive the termination of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective one (1) Business Day after written notice of termination is given to Lenders. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination and the repayment of all Obligations shall continue to survive notwithstanding this Agreement’s termination and the repayment of all Obligations.

11.2 Successors and Assigns; Third-Party Beneficiaries. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign or transfer this Agreement or any rights or obligations under it without Lenders’ prior written consent (which may be granted or withheld in Lenders’ sole discretion) and any other attempted assignment or transfer by Borrower shall be null and void. Each Lender may sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in, or any right or remedy under, the Obligations and the Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof) without the consent of Borrower to one or more Affiliates of UF solely to the extent such Affiliates (i) are organized, formed or incorporated in the United States and (ii) do not operate within the same industry as any Loan Party or any Subsidiary thereof (including, without limitation, by offering similar products to the same customer base as that of any Loan Party or any Subsidiary thereof), and any other attempted assignment or transfer by any Lender shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, solely for the purpose of enforcing obligations set forth in Section 1.d. of the Side Letter, Ahimsa Foundation) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents and, except for the foregoing Persons, there are no third-party beneficiaries to this Agreement.

11.3 Register. UF, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of Lenders, and the applicable commitments of, and principal amounts (and stated interest) of the applicable loans owing to, each Lender pursuant to the terms of this Agreement from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, UF and any other Lenders hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender hereunder, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, UF (other than in its capacity as the seller of a participation) shall have no responsibility for maintaining a Participant Register.

11.4 Expenses; Indemnification; Consequential Damages Waiver.

(a) Borrower shall pay or reimburse Lenders (or shall cause Lenders to be paid or reimbursed) for all reasonable and documented out-of-pocket expenses incurred by Lenders (provided that expenses incurred for legal counsel shall be limited to the reasonable and documented fees and charges of (x) one primary counsel for Lenders, taken as a whole, and (y) if reasonably necessary, one local counsel to Lenders, taken as a whole, in each relevant jurisdiction (but excluding allocated fees and costs of in-house counsel)), in connection with (i) the preparation and execution of, and any amendments, modifications or waivers of the provisions of, the Loan Documents and any other documents prepared in connection herewith or therewith and the consummation and administration of the transactions contemplated hereby and thereby, and (ii) the enforcement, collection or protection of Lenders’ rights in connection with the Loan Documents, including Lenders’ rights under this Section 11.4(a), or in connection with the Term Loan Advances made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loan Advances; provided that Borrower shall only pay or reimburse Lenders (or cause Lenders to be paid or reimbursed) in an amount not to exceed $250,000 in the aggregate for all of the expenses in immediately preceding clause (i) (other than amendments, modifications or waivers of the provisions of the Loan Documents).

(b) Borrower shall indemnify, defend and hold Lenders and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Lenders (each, an “Indemnified Person”) harmless against all actual losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel for all Indemnified Persons, taken as a whole, and, if reasonably necessary, one local counsel for all Indemnified Persons, taken as a whole, in each relevant jurisdiction (but excluding allocated fees and costs of an in-house counsel) (collectively, “Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any environmental liability related to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (1) the bad faith, gross negligence, willful misconduct of such Indemnified Person or (2) other material breach of this Agreement by such Indemnified Person or (y) arise out of any investigation, litigation or proceeding that does not involve an act or omission of or by any Loan Party or any of its Affiliates and is brought by an Indemnified Person against any other Indemnified Person. This Section 11.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnified Person and no Indemnified Person shall assert, and each Indemnified Person hereby waives, any claim against any Loan Party, any of its Subsidiaries and their Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan Advance, or the use of the proceeds thereof. None of Borrower, any of its Subsidiaries or their Affiliates or any Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) All amounts due under this Section 11.4 shall be payable promptly after demand therefor.

(e) This Section 11.4 shall survive the termination of this Agreement and the repayment of all Obligations until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

11.5 Severability of Provisions. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document (other than the Warrant), or waiver, discharge or termination of any obligation under any Loan Document (other than the Warrant), shall be effective unless, and only to the extent, expressly set forth in a writing signed by Borrower and the Required Lenders and, in the case of any amendment or modification of Article 3 and/or Article 12 of this Agreement, the Guarantors; provided that (x) any Person may become a Guarantor hereunder by executing a Guaranty Joinder and delivering the same to Lenders in accordance with Section 12.13 and (y) Borrower and any Lender may agree to extend the Term Loan Maturity Date applicable to all or any portion of such Lender’s

Term Loan Advances in accordance with Section 1.7. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents and the Side Letter represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

11.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

11.8 Confidentiality. Each Lender agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to such Lender’s Affiliates and to such Lender’s and such Lender’s Affiliates’ respective employees, officers, directors and agents (including attorneys, accountants and other professional advisors) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) (provided, however, that no such Person may operate within the same industry as any Loan Party or any Subsidiary thereof (including, without limitation, by offering similar products to the same customer base as that of any Loan Party or any Subsidiary thereof)); (b) to prospective transferees, assignees, credit providers or purchasers of such Lender’s interests under or in connection with this Agreement if such Person has agreed in writing prior to its receipt of such Information to be bound by and subject to provisions substantially the same as those of this Section 11.8 (provided, however, that (1) such Lender shall obtain any such prospective transferee’s, assignee’s, credit provider’s or purchaser’s agreement to an agreement containing provisions substantially the same as those of this Section 11.7 and (2) such prospective transferee, assignee, credit provider or purchaser may not operate within the same industry as any Loan Party or any Subsidiary thereof (including, without limitation, by offering similar products to the same customer base as that of any Loan Party or any Subsidiary thereof); (c) to the extent required by law, regulation, subpoena, or other court order; (d) to such Lender’s regulators or as otherwise required in connection with such Lender’s examination or audit by a Governmental Authority; (e) in connection with the exercise of remedies under the Loan Documents or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; and (f) with the written prior consent of Borrower. “Information” means all information received from Borrower or any Guarantor regarding Borrower, any Guarantor or the business of Borrower or of any Guarantor, in each case, other than information that is (i) in the public domain or in such Lender’s possession when disclosed to Lender, or becomes part of the public domain (other than as a result of its disclosure by any Lender in violation of this Agreement) after disclosure to any Lender or (ii) disclosed to such Lender by a third party, if no Lender knows that the third party is prohibited from disclosing such information.

11.9 Electronic Execution of Documents. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to any Loan Document and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.10 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Lender, and other obligations owing to such Lender, against any Obligations owing to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured. ANY AND ALL RIGHTS TO REQUIRE A LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

11.11 Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement.

11.12 Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty, this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

11.13 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

11.14 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to this Agreement and their respective successors and permitted assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

11.15 Anti-Terrorism Law. Each Lender hereby notifies Borrower that, pursuant to the requirements of Anti-Terrorism Law, such Lender may be required to obtain, verify and record information that identifies Borrower, which information may include the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with Anti-Terrorism Law. Borrower hereby agrees to take any action necessary to enable Lenders to comply with the requirements of Anti-Terrorism Law.

11.16 Automatic Release of Collateral and Guarantees. Each Lender hereby consents to the automatic release of, and hereby irrevocably directs UF to release, the following:

(a) any Guarantor from its Guarantee of the Obligations if all of the Equity Interests of such Person are Transferred to a Person which is not an Affiliate of any Loan Party in a transaction permitted by the terms of this Agreement or if such Guarantor otherwise ceases to be a Loan Party or becomes an Excluded Subsidiary;

(b) any Lien held by UF or any other Lender against (i) any Collateral that is sold or otherwise disposed of in a Transfer to a Person which is not an Affiliate of any Loan Party permitted under Section 6.1 (including pursuant to a valid waiver or consent), (ii) any Collateral of a Loan Party that ceases to be a Loan Party or becomes an Excluded Subsidiary, (iii) property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement and (iv) on the Term Loan Maturity Date and upon the payment in full of all Obligations, all of the Collateral with respect to each Loan Party.

Each Lender hereby agrees to execute and deliver or file such documents and to perform such actions, in each case, reasonably requested by Borrower to evidence the release of the Guarantees and Liens when and as requested pursuant to Section 3.3 and/or this Section 11.16.

12 GUARANTY

12.1 Guaranty. Each Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to each Lender the prompt payment in full when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations, including all costs and expenses of the types described in Section 11.4 for which any Loan Party may be liable (such costs and expenses, together with the Obligations, the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

12.2 Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require any Lender to sue Borrower or any Guarantor, or any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

12.3 No Discharge or Diminishment of Guaranty. (1) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted), termination of this Agreement and/or release of this Guaranty in accordance with any relevant release provisions in this Agreement), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets, or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

The obligations of each Guarantor hereunder are not subject to any defense (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted), termination of this Agreement and/or release of this Guaranty in accordance with any relevant release provisions in this Agreement) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted), termination of this Agreement and/or release of this Guaranty in accordance with any relevant release provisions in this Agreement).

12.4 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from the cause, or the cessation from any cause of the liability of Borrower, any Guarantor or any other Obligated Party, other than, in each case, the payment in full of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted), termination of this Agreement and/or release of this Guaranty in accordance with any relevant release provisions in this Agreement. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. Any Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Guaranty, except to the extent the Guaranteed Obligations have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted), termination of this Agreement and/or release of this Guaranty in accordance with any relevant release provisions in this Agreement). To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

12.5 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party or any collateral, until all of the Guaranteed Obligations have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted), termination of this Agreement and/or release of this Guaranty in accordance with any relevant release provisions in this Agreement).

12.6 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other Loan Party or otherwise (including pursuant to any settlement entered into by a Lender in its discretion), each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Borrower or any other Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand.

12.7 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that no Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

12.8 Termination. Each Lender may continue to make Term Loan Advances or extend credit to Borrower based on this Guaranty until one (1) Business Day after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to Lenders for any Guaranteed Obligations created, assumed or committed to prior to the first day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 12.8 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies any Lender may have in respect of, any Event of Default that shall exist under Article 7 hereof as a result of any such notice of termination. Upon payment in full of the Obligations (other than inchoate indemnity obligations or reimbursement obligations or other obligations which, by their terms, survive the termination of this Agreement) and at such time as Lenders’ obligation to make Term Loan Advances has terminated, each Guarantor’s Guaranty shall be automatically terminated.

12.9 Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in good faith discretion of such Guarantor) requires the deduction or withholding of any Tax, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with Applicable Law. If such Taxes are Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 12.9), Lenders receive the amount Lenders would have received had no such deduction or withholding been made.

12.10 Maximum Liability. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

12.11 Contribution.

(a) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment, the payment in full of the Guaranteed Obligations and the termination of this Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 12.11 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 12.11 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Guarantors against other Guarantors under this Section 12.11 shall be exercisable upon the payment in full of the Guaranteed Obligations and the termination of this Agreement.

12.12 Liability Cumulative. The liability of each Guarantor under this Article 12 is in addition to and shall be cumulative with all liabilities of each Loan Party to Lenders under this Agreement and the other Loan Documents to which any Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties in connection with the Loan Documents, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

12.13 Additional Guarantors. Any Subsidiary of Borrower that is required to execute a Guaranty after the Effective Date pursuant to this Agreement may become a Guarantor under this Agreement (including this Article 12) by executing a guaranty joinder substantially in the form of Exhibit C (each, a “Guaranty Joinder”) and delivering the same to Lenders. Any such Person shall thereafter be a “Guarantor” for all purposes of this Guaranty and this Agreement.

13 ACCOUNTING TERMS AND OTHER DEFINITIONS

13.1 Accounting and Other Terms.

(a) Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statements and subject to year-end audit adjustments), provided that if at any time any change in GAAP would affect the computation of any financial ratio, covenant or requirement set forth in any Loan Document, and either Borrower or Lenders shall so request, Borrower and Lenders shall negotiate in good faith to amend such ratio, covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided further that, until so amended, (i) such ratio, covenant or requirement shall continue to be computed in accordance with GAAP immediately prior to such change therein and (ii) Borrower shall provide Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary of Borrower at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary contained in this Section 13.1(a), all leases of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating leases were in effect on such date).

(b) As used in the Loan Documents (other than the Warrant), (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “include”, “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative, (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived, (iii) whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer, (iv) unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document in a Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements supplements or other modifications set forth in such Loan Document), (v) unless the context requires otherwise, any definition of or reference to any statute, rule or regulation in a Loan Document shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified from time to time (including by succession of comparable successor laws), (vi) unless the context requires otherwise, any reference to any Person in a Loan Document shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth in such Loan Document) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (vii) the words “herein”, “hereof” and “hereunder”, and words of similar import, in a Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision of such Loan Document and (viii) all references in such Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, such Loan Document.

13.2 Dutch Terms. Notwithstanding any other provisions of this Agreement, any other Loan Document and/or any exhibit or schedule thereto, the following terms in this Section 13.2 (the “Dutch Terms”) shall apply in relation to the terms and conditions otherwise set forth in this Agreement and any of the other Loan Documents; it being understood and agreed that the Dutch Terms shall always prevail in case of conflict between the Dutch Terms and the terms of this Agreement and/or any other Loan Document, notwithstanding the other terms and conditions of this Agreement and/or such other Loan Document and regardless of whether any reference is made to, or qualification is made in relation to, the Dutch Terms therein.

With reference to this Agreement and each other Loan Document, where it relates to a Dutch Loan Party, a reference to:

(i) “The Netherlands” means the European part of the Netherlands and “Dutch” means in or of The Netherlands.

(ii) works council means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) within the meaning of the Works Council Act of the Netherlands (Wet op de ondernemingsraden) having jurisdiction over that Dutch Loan Party;

(iii) a necessary action to authorize or Applicable Law, where applicable, includes without limitation, any action required to comply with the Dutch Works Councils Act of the Netherlands (Wet op de ondernemingsraden) and obtaining neutral or positive (advies) from the competent works council(s) which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Loan Document;

(iv) organizational documents and/or constitutional documents include the deed of incorporation (oprichtingsakte), the articles of association (statuten), an up-to-date extract of the Dutch Chamber of Commence (uittreksel) and any (board) regulations ((bestuurs-)reglement);

(v) a winding up, administration, liquidation or dissolution includes a Dutch Loan Party being:

(a) declared bankrupt (failliet verklaard); and/or

(b) dissolved (ontbonden);

(vi) a moratorium includes (voorlopige) surseance van betaling and a “moratorium is declared” includes (voorlopige) surceance is verleend;

(vii) any procedure or step taken in connection with insolvency proceedings includes the Dutch Loan Party having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Zekerheden) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(viii) a liquidator includes a curator or beoogd curator;

(ix) an administrator includes a bewindvoerder or a beoogd bewindvoerder;

(x) a receiver does not include a curator or bewindvoerder

(xi) an attachment includes a conservatoir beslag or executorial beslag;

(xii) any Lien or security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any limited right (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(xiii) gross negligence means grove nalatigheid;

(xiv) indemnify means vrijwaren;

(xv) negligence means schuld; and

(xvi) willful misconduct means opzet.

13.3 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 13.2. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted EBITDA” means “Adjusted EBITDA” as determined by Borrower in its most recent annual report on Form 10-K at such time or any subsequent quarterly report on Form 10-Q.

“Advance Request Form” means that certain request form substantially in the form attached hereto as Exhibit B.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person.

“Agreement” is defined in the preamble hereof.

“Ahimsa Foundation” means Ahimsa Foundation, a Colorado nonprofit corporation.

“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Authorized Signer” means any individual listed in Borrower’s Borrowing Resolutions who is authorized to execute the Loan Documents on behalf of Borrower.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board” means Borrower’s board of directors or equivalent governing body.

“Borrower” is defined in the preamble hereof.

“Borrowing Resolutions” is defined in Section 2.1(a)(iv).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code, with respect to which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Internal Revenue Code.

“Change of Control” shall mean any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than Lenders and any creditors under the Existing Notes or New Notes (or their respective affiliates)) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the then outstanding voting stock of Borrower.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” is defined in Section 11.4.

“Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, UF’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means, with respect to any Loan Party, all of such Person’s right, title and interest in and to the following personal property: (A) all goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, real estate, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired and wherever located; (B) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records at any time evidencing or relating to any of the foregoing; and (C) to the extent not covered by immediately preceding clauses (A) and (B), all other assets, personal property, claims, interests and rights of such Person, whether tangible or intangible, all proceeds and products of each of the foregoing and all additions, attachments, accessions and improvements to, accessories, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Person from time to time with respect to any of the foregoing; provided that, notwithstanding the foregoing, the Collateral does not include Excluded Assets.

“Commitment Fee” is defined in Section 4 of the Commitment Letter.

“Commitment Letter” means that certain commitment letter, dated April 25, 2025, between Ahimsa Foundation and Borrower.

“Compliance Certificate” means a certificate of a Financial Officer of Borrower substantially in the form attached hereto as Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, for any Person, any direct or indirect liability of that Person for (a) any direct or indirect guaranty by such Person of any indebtedness, lease, dividend, letter of credit, credit card or other obligation of another Person and (b) any other obligation endorsed, co-made, discounted or sold with recourse by such Person, or for which that Person is directly or indirectly liable; provided that (i) “Contingent Obligation” does not include endorsements in the ordinary course of business and (ii) the amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith, but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any event which with notice or passage of time or both would, unless cured or waived, constitute an Event of Default.

“Default Rate” is defined in Section 1.2(c).

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars” or “$” means lawful money of the United States and, for the avoidance of doubt, does not mean any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary or a FSHCO.

“Dutch Civil Code” means the Burgerlijk Wetboek of The Netherlands.

“Dutch Terms” means the principles set forth in Section 13.2.

“Dutch Entity” means Beyond Meat EU B.V., a private limited company organized in the Netherlands.

“Draw Period” means the period commencing on the Effective Date and ending on the earlier to occur of (a) February 7, 2026, and (b) the receipt by Borrower of written notice from Lenders of termination of the Draw Period following the occurrence, and during the continuation, of an Event of Default (it being understood and agreed that the Draw Period shall end upon the occurrence of an Event of Default and commence again once such Event of Default is no longer continuing).

“Effective Date” is defined in the preamble hereof.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means any Applicable Law (including any permits, concessions, grants, franchises, licenses, agreements or governmental restrictions) relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment (including those related to hazardous materials, air emissions, discharges to waste or public systems and health and safety matters).

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, including without limitation, all parts thereof, all accessions thereto and all replacements therefor.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Event of Default” is defined in Section 7.

“Exchange Act” is the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

“Excluded Accounts” means (i) trust accounts, (ii) payroll accounts, (iii) custodial accounts, (iv) escrow accounts, (v) tax accounts (including payroll or sales tax) or other similar deposit or securities accounts (vi) stock plan administration accounts and other benefit accounts, (vii) solely with respect to any perfection requirements, accounts held outside of the United States (other than any such account that would cause the aggregate amount held on deposit in all such accounts to exceed 30% of the aggregate unrestricted cash on hand of all of the Loan Parties for a period of seven consecutive Business Days), (viii) collateral accounts in an aggregate amount not to exceed $13,700,000 solely to the extent pledged in connection with the letters of credit set forth in Part A of Schedule 13.2; provided that any such cash must be removed from such collateral accounts to the extent such letters of credit are drawn or terminated; provided further that such amounts may not be replenished in connection with the issuance of different letters of credit, and (ix) other deposit and securities accounts that do not exceed a daily average amount of $2,500,000 in the aggregate for all such accounts.

“Excluded Assets” means:

(i) any fee-owned real property having a fair market value of $1,000,000 or less in the aggregate (as determined in good faith by Borrower) and any leasehold interests in real property (other than to the extent the security interest in such leasehold interests may be perfected by the filing of UCC financing statements);

(ii) (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(iii) assets in respect of which pledges and security interests are prohibited by applicable U.S. law, rule or regulation or agreements with any U.S. governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets;

(iv) Equity Interests in any entity other than wholly-owned Subsidiaries to the extent pledges thereof are not permitted by customary terms in such entity’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the Code of any relevant jurisdiction or any other applicable law);

(v) assets subject to certificates of title (including motor vehicles, aircraft and aircraft engines), letter of credit rights with a value of less than $1,000,000 and commercial tort claims with a value of less than $1,000,000;

(vi) any lease, license, capital lease obligation or other agreement or any property subject to a purchase money security interest or similar agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease obligation or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or any Subsidiary) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute “Excluded Assets”;

(vii) Excluded Accounts;

(viii) Equity Interests in Planet Partnership, LLC, a Delaware limited liability company, unless it is not dissolved or liquidated on or before 6 months after the Effective Date (or such later date as UF shall agree);

(ix) Equity Interests in any CFC or FSHCO (other than pledges of up to 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests in any CFC or FSHCO not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) as contemplated by this Agreement), in each case, other than Equity Interests in any Loan Party;

(x) those assets as to which Lenders and Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to Lenders of the security to be afforded thereby;

(xi) [reserved];

(xii) [reserved];

(xiii) [reserved]; and

(xiv) Equity Interests of Immaterial Subsidiary (unless Borrower elects to include such Immaterial Subsidiary as a Guarantor).

Notwithstanding the foregoing, “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Subsidiary” means any Subsidiary that is (a) any Immaterial Subsidiary (unless Borrower elects to include such Immaterial Subsidiary as a Guarantor), (b) a joint venture which a Loan Party does not Control, provided that in the case of immediately preceding clause (b), such Subsidiary shall be an Excluded Subsidiary only to the extent that the organizational documents or other agreements with other equity holders of such joint venture restrict, or do not permit, a Guarantee of the Obligations by such joint venture, and such restriction or prohibition has not been waived or the Guarantee otherwise consented to by such other equity holders, (c) any Person that is not a Wholly-Owned Subsidiary, (d) a CFC or a direct or indirect Subsidiary of a CFC, (e) a FSHCO or a direct or indirect Subsidiary of a FSHCO or (f) a Subsidiary that Borrower and the Required Lenders mutually agree shall be an Excluded Subsidiary; provided that, in the case of each of immediately preceding clauses (d) and (e), such Subsidiary shall not be an Excluded Subsidiary if Borrower determines in good faith that such Subsidiary serving as a Guarantor or providing a pledge of its assets could not reasonably be expected to cause an adverse tax cost to Borrower or any other Loan Party which outweighs the benefits to Lenders. As of the Effective Date, the parties hereto agree that (i) Beyond Meat (Jiaxing) Food Co., Ltd., a company with limited liability organized in the People’s Republic of China, and Beyond Meat Canada Inc., a business corporation organized in Canada, are the only Excluded Subsidiaries, and (ii) the Dutch Entity shall not be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or required to be withheld or deducted from a payment to any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Term Loan Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired its applicable interest in a Term Loan Advance or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 1.6(e), and (d) any Taxes imposed under FATCA.

“Existing Joint Venture” means Planet Partnership, LLC, a Delaware limited liability company.

“Existing Notes” means, collectively, (a) the 0% Convertible Senior Notes due 2027 issued pursuant to the Indenture, dated as of March 5, 2021, between Borrower, as issuer, and U.S. Bank National Association, as trustee, in the original principal amount of $1,150,000,000 and (b) any Permitted Refinancing Debt of such issued notes.

“Exposure” means with respect to any Lender at any time, an amount equal to (a) until the initial making of any Term Loan Advance, such Lender’s pro rata share at such time of the amount equal to the Term Loan Availability Amount less the original principal amount of each Term Loan Advance made at or before such time, (b) at any time during the Draw Period, the sum of (i) the aggregate then unpaid principal amount of such Lender’s pro rata share of the aggregate outstanding principal amount of the Term Loan Advances and (ii) such Lender’s pro rata share at such time of the amount equal to the Term Loan Availability Amount less the original principal amount of each Term Loan Advance made at or before such time or (c) at any time after the end of the Draw Period, the aggregate outstanding principal amount of such Lender’s Term Loan Advances.

“Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Exposure at such time to the sum of all Lenders’ Exposure at such time.

“Extended Maturity Date” is defined in Section 1.7.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Borrower.

“Foreign Subsidiary” means each Subsidiary of Borrower that is (a) organized under the laws of any jurisdiction other than the United States or any state thereof or the District of Columbia or (b) organized in or under the laws of any U.S. possession or territory.

“FSHCO” means a Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs or other FSHCOs.

“Funding Date” means any date on which a Term Loan Advance is made to or for the account of Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guaranteed Obligations” is defined in 12.1.

“Guarantor” means each Subsidiary of Borrower (other than any Excluded Subsidiary) to the extent that such Person has executed this Agreement in its capacity as a Guarantor.

“Guarantor Payment” is defined in 12.11(a).

“Guaranty” means any guarantee (including the guarantee in Section 12) of all or any part of the Obligations for the benefit of Lenders, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guaranty Joinder” means that certain guaranty joinder substantially in the form attached hereto as Exhibit C.

“Immaterial Subsidiary” shall mean any Subsidiary of any Loan Party that, as of the date of the most recent financial statements required to be delivered pursuant to Section 5.3(a) or (b), does not have, either individually or when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 5.0% of consolidated total assets of Borrower and its Subsidiaries or (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 5.0% of the consolidated revenues of Borrower and its Subsidiaries for such period; provided that at the time of the designation of any Loan Party as an Immaterial Subsidiary, (i) classification pursuant to the terms of Article 6 of any intercompany Indebtedness, guarantees or Liens of or in favor of such Subsidiary existing at such time shall be changed to reflect that such Immaterial Subsidiary is no longer a Loan Party (it being understood that no Loan Party shall be permitted to be designated as an Immaterial Subsidiary if, upon such designation, the Loan Parties are not in compliance with the limitations contained in Article 6), and (ii) such designation shall constitute an Investment by Borrower in such Subsidiary in an amount equal to the fair market value of such Subsidiary.

“Inconsistent Purpose” means any purpose which is not described in Section 1 of the Side Letter.

“Inconsistent Use Event” means any use of any proceeds of any Term Loan Advance by Borrower or any of its Subsidiaries for an Inconsistent Purpose.

“Indebtedness” means, without duplication, (a) indebtedness for borrowed money or the deferred price of property or services (including reimbursement and other obligations for surety bonds and letters of credit, but excluding (1) trade accounts payable in the ordinary course of business and trade accounts payable that are not overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established, (2) earn-out obligations, (3) expenses accrued in the ordinary course of business and (4) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller), (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations and (e) other short- and long-term obligations under debt agreements, lines of credit and extensions of credit; provided that the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, (i) unless such Indebtedness is expressly made non-recourse to such Person or (ii) except to the extent such Person’s liability for such Indebtedness is otherwise limited in recourse or amount, but only up to the amount of the value of the assets to which recourse is limited or the amount of such limit.

“Indemnified Person” is defined in Section 11.4(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” is defined in Section 11.8.

“Initial Maturity Date” means February 7, 2030.

“Insolvency Proceeding” means any proceeding by or against any Person under the Bankruptcy Code, or any other bankruptcy or insolvency law, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, receivership, readjustment of debt or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of its Copyrights, Trademarks or Patents.

“Intercompany Debt” means any Indebtedness between or among Borrower, any Loan Party and/or any Subsidiary of Borrower or any Loan Party.

“Intercreditor Agreement” means, to the extent executed in connection with any incurrence of Indebtedness secured by Liens on the Collateral that are intended to rank junior in priority to the Liens securing the Obligations, any customary intercreditor agreement in form and substance reasonably acceptable to the Required Lenders and Borrower, which agreement shall provide that (x) the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations and (y) Borrower may pay Junior Debt Service in accordance with Section 6.10.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership, membership, or other ownership interest or other equity securities), and any loan, advance or capital contribution to any Person.

“Junior Debt Service” shall mean, with respect to any particular period of time, the interest cash payments (but, for the avoidance of doubt, not any scheduled principal payments) due under all of Loan Parties’ Subordinated Debt and unsecured debt for borrowed money as of such time (including, for the avoidance of doubt, the Existing Notes and any New Notes, but excluding (i) any Intercompany Debt and (ii) for the avoidance of doubt, PIK Interest); provided that, notwithstanding the foregoing, Junior Debt Service shall not include any principal payments on the Existing Notes at maturity that are permitted under Section 6.11.

“Lenders” means UF and its successors and permitted assigns.

“Lien” means a claim, mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidation Event” means any sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Borrower or any Subsidiary of Borrower, of all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole.

“Liquidity” means, as of any date of determination, the sum of (a) the principal amount of Term Loan Advances available to be drawn under this Agreement at such time plus (b) unrestricted cash and Cash Equivalents of Borrower and its consolidated Subsidiaries as of such date that is subject to a Deposit Account Control Agreement (it being understood that such cash and Cash Equivalents shall be deemed to be subject to a Deposit Account Control Agreement until such time as the Deposit Account Control Agreements are entered into in accordance with Section 5.13 of this Agreement).

“Loan Documents” means, collectively, (i) this Agreement, (ii) each promissory note or guarantee executed by a Loan Party pursuant to this Agreement, (iii) the Perfection Certificate, (iv) the Warrant Agreement, (v) the Intercreditor Agreement, (vi) each Compliance Certificate, (vii) each document, agreement or instrument executed or issued pursuant to Section 5.8, (viii) each other agreement, instrument, document, notice and certificate executed and delivered by a Loan Party to, or in favor of, Lenders in connection with the Obligations that is expressly designated as a Loan Document and (ix) all appendices, annexes, exhibits and schedules to each of the foregoing, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Loan Parties” means, collectively, Borrower, the Guarantors and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Material Adverse Change” means a material adverse effect on (a) the perfection or priority of UF’s Lien in the Collateral; (b) the business, assets, operations, or financial condition of the Loan Parties, taken as a whole; or (c) the ability of Borrower to repay the Obligations or of any other Loan Party to perform its payment obligations under the Loan Documents.

“Maximum Warrant Share Amount” means 9,558,635 shares of common stock of Borrower.

“MOIC Amount” is defined in Section 1.1(g).

“Net Cash Proceeds” means, with respect to a Liquidation Event, the amount equal to the gross cash proceeds received by any Loan Party from such Liquidation Event less each of the following (without duplication): (i) commissions, (ii) broker’s fees, (iii) legal, accounting and other professional fees and expenses and (iv) other transaction costs and transaction taxes, including, without limitation, indemnification and other post-closing obligations and reserves related to such Liquidation Event, in each case of the foregoing, only to the extent paid, reserved or payable by a Loan Party in cash and related to such Liquidation Event.

“New Notes” means, collectively, (a) any notes issued pursuant to an indenture in exchange for any Existing Notes and (b) any Permitted Refinancing Debt of such issued notes; provided that any notes in immediately preceding clauses (a) and (b) satisfy the requirements in the definition of, and shall constitute, “Subordinated Debt”.

“Obligated Party” is defined in Section 12.1.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Term Loan Advances, any MOIC Amount, any Termination Fee, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Loan Parties to any Lender or any Indemnified Party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case of the foregoing, arising or incurred under this Agreement or any of the other Loan Documents (other than the Warrant or any other equity instrument) or in respect of any of the Term Loan Advances made or reimbursement or other obligations incurred thereunder.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Taxes (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan Advance or any Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” means the fifteenth day of each calendar quarter and the Term Loan Maturity Date.

“Perfection Certificate” means the Perfection Certificate, dated as of the Effective Date, delivered by the Loan Parties in connection with this Agreement and any supplement thereto required under the terms of this Agreement and which is reasonably requested by UF.

“Permitted Indebtedness” means:

(a) the Obligations and any other Indebtedness of any Loan Party owed to Lenders under this Agreement and the other Loan Documents;

(b) (i) Indebtedness incurred under the Existing Notes (including, for the avoidance of doubt, any Permitted Refinancing Debt of such notes) and (ii) any other Indebtedness existing on the Effective Date which is shown on Part A of Schedule 13.2;

(c) Subordinated Debt (including the New Notes) in an original aggregate principal amount of $400,000,000 (including, for the avoidance of doubt, any Permitted Refinancing Debt of such Subordinated Debt);

(d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(e) Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements, other cash management arrangements and similar arrangements, in each case, in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness is extinguished within 30 days;

(f) unsecured Indebtedness consisting of financing of insurance premiums in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Loan Party in respect of performance bonds, performance guarantees, completion guarantees, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business or consistent with past practices;

(i) (a) Indebtedness of any Loan Party owed to any other Loan Party, (b) Indebtedness of any Subsidiary that is not a Loan Party owed to any Loan Party or any other Subsidiary that is not a Loan Party to the extent constituting a Permitted Investment, provided that, solely with respect to immediately preceding clause (b), the aggregate of any amounts extended by a Loan Party shall be permitted under clause (h) of the definition of “Permitted Investments” and (c) Indebtedness of any Loan Party owed to a Subsidiary that is not a Loan Party, provided that, solely with respect to immediately preceding clause (c), (x) any repayment of such Indebtedness by a Loan Party shall not exceed the greater of $5,000,000 and 35% of Adjusted EBITDA at any time outstanding and (y) such Indebtedness shall be subordinated to the Obligations on terms reasonably satisfactory to the Required Lenders;

(j) Guarantees by (a) any Loan Party of Indebtedness or other obligations of any other Loan Party, (b) any Loan Party of Indebtedness or other obligations of a Subsidiary that is not a Loan Party and (c) any Subsidiary that is not a Loan Party of Indebtedness or other obligations of any Loan Party or any other Subsidiary that is not a Loan Party; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.4 and (ii) Guarantees permitted under immediately preceding clauses (a) and (b) shall be subordinated to the Obligations on the same terms as the Indebtedness so subordinated to the Obligations;

(k) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(l) Indebtedness secured by Liens permitted under clause (c) of the definition of “Permitted Liens”;

(m) Indebtedness of any Person that becomes a Loan Party after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Loan Party and is not created in contemplation of or in connection with such Person becoming a Loan Party and (ii) the aggregate principal amount of Indebtedness permitted by this clause (m) shall not exceed $5,000,000 at any time outstanding;

(n) Indebtedness that may be deemed to exist in connection with agreements providing for indemnification or working capital and similar purchase price adjustments and similar obligations in connection with any Investment permitted by Section 6.6 or Disposition permitted by Section 6.1 (other than earn-out or similar deferred payment obligations);

(o) Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including capital lease obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (o) shall not exceed the greater of $12,500,000 and 50% of Adjusted EBITDA at any time outstanding;

(p) other Indebtedness in an aggregate principal amount not to exceed the greater of $7,500,000 and 40% of Adjusted EBITDA at any time outstanding;

(q) all customary and reasonable premiums (if any), and customary and reasonable interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (p) above; provided that any determination of what is “customary and reasonable” in this clause (q) shall be as determined by Borrower in good faith; and

(r) extensions, renewals, refinancings, modifications, amendments and restatements and replacements of any items of Permitted Indebtedness in immediately preceding clauses (a) through (q) above, provided that the original aggregate principal amount thereof as of the Effective Date is not increased and the terms thereof are not modified to impose more burdensome terms upon any Loan Party or its Subsidiary, as the case may be and to the extent constituting Permitted Refinancing Debt.

“Permitted Investments” means:

(a) Investments (including, without limitation, Equity Interests in Subsidiaries) existing on, including any Investments which are shown on Part B of Schedule 13.2, and any modification, renewal or extension of any of the foregoing that does not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted hereunder;

(b) Investments consisting of cash or Cash Equivalents;

(c) Investments in the ordinary course of business consisting of (i) endorsements of negotiable instruments for deposit or collection or similar transactions, (ii) customary trade arrangements with customers and (iii) trade accounts payable incurred by a Loan Party on behalf of any Subsidiary;

(d) Investments consisting of deposit accounts;

(e) Investments (including promissory notes and other non-cash consideration) received in connection with Transfers permitted by Section 6.1;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 6.3 of this Agreement, which is otherwise a Permitted Investment;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers, directors, partners, managers and members relating to the purchase of equity securities of any Loan Party or any Subsidiary pursuant to employee equity purchase plans or similar agreements approved by the Board, subject to a maximum of $1,000,000 for all Investments made under this clause (g) in the aggregate at any one time outstanding;

(h) (i) Investments by any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount not to exceed the greater of $5,000,000 and 35% of Adjusted EBITDA at any time outstanding, (ii) Investments by any Loan Party in any other Loan Party and (iii) Investments by any Subsidiary that is not a Loan Party in any Loan Party or in any other Subsidiary that is not a Loan Party;

(i) Investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise) of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(j) (i) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business and (ii) settlement, discount, write-off, forgiveness or cancellation of any Indebtedness owing by any present or former consultants, directors, officers or employees of a Loan Party or any Subsidiary or any of their successors or assigns;

(k) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (k) shall not apply to Investments of any Loan Party in any Subsidiary;

(l) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (iii) Investments consisting of prepayments to suppliers in the ordinary course of business and (iv) Investments made in compromise, settlement or resolution of (including upon satisfaction of judgments with respect to) (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of any Loan Party or any Subsidiary or (B) litigation, arbitration or other disputes;

(m) (i) non-cash Investments in joint ventures or strategic alliances in the ordinary course of any Loan Party’s business and (ii) Investments in joint ventures or strategic alliances for the purpose of decreasing sales and/or administrative expenses, in each case only with the consent of Lenders in their sole discretion;

(n) (i) Investments constituting deposits described in clauses (e) and (f) of the definition of the term “Permitted Liens” and (ii) to the extent constituting Investments, transactions expressly permitted (other than by reference to Section 6.5 or any clause thereof) under Section 6.2, 6.3 or 6.6(a)(iii);

(o) Investments of any Person existing at the time such Person becomes a Subsidiary of any Loan Party or consolidates or merges with any Loan Party or any Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(p) (i) the cancellation of any Indebtedness in connection with the exchange of Existing Notes for New Notes, and (ii) the forgiveness, or conversion to equity, of any Indebtedness owed to any Loan Party or any Subsidiary and permitted by Section 6.4;

(q) [reserved]; and

(r) other Investments in an aggregate amount not to exceed the greater of $5,000,000 and 35% of Adjusted EBITDA at any time outstanding.

“Permitted Licenses” means (A) licenses of over-the-counter software that is commercially available to the public, (B) non-exclusive licenses for the use of the Intellectual Property of any Loan Party or any Subsidiary entered into in the ordinary course of business and (C) licenses that could not result in a legal transfer of the licensed property but that may be exclusive as to territory only as to discrete geographical areas outside of the United States.

“Permitted Liens” means:

(a) Liens existing on the Effective Date which are shown on Part C of Schedule 13.2 or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which any Loan Party maintains adequate reserves;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $12,500,000 in the aggregate at any time outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, mechanics, materialmen, repairment, suppliers or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens secure obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings for which adequate reserves have been set aside with respect thereto in accordance with GAAP;

(e) pledges and deposits to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, in the ordinary course of business;

(g) Liens arising under leases, licenses, subleases and sublicenses of property (other than intellectual property) and the non-exclusive license or sublicense of intellectual property rights, that do not, in the aggregate, materially detract from the value of such property or interfere with the ordinary conduct of the business of any Loan Party;

(h) leases or subleases of real property granted in the ordinary course of any Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of any Loan Party’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting UF, on behalf of Lenders, a security interest therein;

(i) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions;

(j) Liens consisting of Permitted Licenses;

(k) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 7.6;

(l) easements, rights-of-way, restrictions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(m) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens arising from the filing of any precautionary financing statement regarding operating leases, subleases, licenses or consignments entered into by any Loan Party;

(o) Liens on specific items of Inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such Inventory or other goods in the ordinary course of business;

(p) deposits or Liens arising by virtue of such deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(q) Liens on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;

(r) customary rights of first refusal, “tag-along” and “drag-along” rights, and put and call arrangements under joint venture agreements for joint ventures permitted hereunder;

(s) Liens securing Indebtedness set forth in clauses (b), (c), (p), (q) and, solely to the extent such Liens secure guarantees of Subordinated Debt, (j) of the definition of “Permitted Indebtedness”;

(t) any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or existing on any property or asset of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party, provided that (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (2) such Lien shall not apply to any other property or assets of such Loan Party and (3) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof;

(u) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Code in effect in the relevant jurisdiction covering only the items being collected upon;

(v) [reserved];

(w) other Liens securing Indebtedness or other obligations (other than for borrowed money) outstanding in an aggregate principal amount not to exceed the greater of $7,500,000 and 40% of Adjusted EBITDA at any time outstanding; and

(x) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (w), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Refinancing Debt” means the extension of maturity, refinancing, renewal, replacement, exchange or modification of the terms of Indebtedness so long as:

(a) after giving effect to such extension, refinancing, renewal, replacement, exchange or modification, the principal amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement, exchange or modification (other than by the amount of premiums or penalties paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto); provided, however, that in order to permit an exchange of any Existing Notes into any New Notes, the principal amount of such New Notes may be greater than the principal amount of such Existing Notes that are exchanged, to the extent required by arms-length, commercial negotiations in connection with such exchange, subject in all respects to Section 6.11;

(b) such extension, refinancing, renewal, replacement, exchange or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced, renewed, replaced, exchanged or modified (and in the case of any permitted refinancing of the Existing Notes or the New Notes, the scheduled maturity date of the Indebtedness (after giving effect to such extension, refinancing, renewal, replacement, exchange or modification) shall be at least 91 days following the Term Loan Maturity Date);

(c) such extension, refinancing, renewal, replacement, exchange or modification is pursuant to terms that are, taken as a whole, (A) on prevailing market terms at the time of borrowing for the time of financing and the quality of the applicable borrower, (B) other than interest rate and conversion premium terms with respect to the refinancing, replacement or exchange of the Existing Notes or the New Notes, not less favorable to the Loan Parties than the terms of the Indebtedness being extended, refinanced, renewed, replaced, exchanged or modified (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) or (C) the terms thereof are not modified to impose more burdensome terms, taken as a whole, upon any Loan Party or Subsidiary, as the case may be, and any such extension, refinancing, modification or amendment and restatement is not adverse to Lenders in any material respect; and

(d) the Indebtedness that is extended, refinanced, renewed, replaced, exchanged or modified is not recourse to any Loan Party or any of its Subsidiaries, in each case, other than those Persons which were obligated with respect to the Indebtedness that was extended, refinanced, renewed, replaced, exchanged or modified.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, government agency or other entity.

“PIK Interest” is defined in Section 1.2(a).

“Prepayment Date” means with respect to any prepayment pursuant to Section 1.1(c) or Section 1.1(d), the date of such prepayment.

“Register” is defined in Section 11.3.

“Regulation S-K” means Regulation S-K as promulgated by the SEC under the Securities Act, as in effect from time to time.

“Required Lenders” means, at any time, Lenders having a collective Exposure Percentage of more than 50%.

“Responsible Officer” means any of the president, Financial Officer or other executive officer of Borrower and, with respect to the Dutch Entity, a managing director or any other person who is authorized to represent such Person.

“Sanctioned Person” means a Person that (a) is listed on any Sanctions list maintained by OFAC or any similar Sanctions list maintained by any other Governmental Authority having jurisdiction over Borrower; (b) is located, organized, or resident in any country, territory, or region that is the subject or target of Sanctions; or (c) is 50.0% or more owned or controlled by one (1) or more Persons described in clauses (a) and (b) hereof.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government and any of its agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority having jurisdiction over Borrower.

“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute.

“Side Letter” means that certain letter agreement, dated May 7, 2025, among Ahimsa Foundation, UF and Borrower in connection with Ahimsa Foundation’s classification as a tax-exempt charity under Section 501(c)(3) of the Internal Revenue Code.

“Specified Contracts” means, collectively, (a) the Lease, dated January 14, 2021, between HC Hornet Way, LLC, as landlord, and Borrower, as tenant, as such agreement may be amended from time to time, (b) the Multi-Year Sales Agreement, dated as of January 10, 2020, between Roquette Frères, as seller, and Borrower, as buyer, as such agreement may be amended from time to time, and (c) any other agreement that Borrower files as a “material contract” under Item 601(b)(10) of Regulation S-K (excluding (i) any agreements relating to indebtedness or (ii) agreements that are deemed to be “material agreements” solely as a result of being the type of agreement described in Item 601(b)(10)(ii)(A) of Regulation S-K) in Borrower’s most recent annual report on Form 10-K at such time, any subsequent quarterly report on Form 10-Q or identified as a “material agreement” in Item 1.01 of any subsequent Current Report on Form 8-K.

“Subordinated Debt” means, with respect to any Person, Indebtedness (other than Intercompany Debt) incurred by such Person which (i) is subordinated in right of payment and security to the Obligations (pursuant to the Intercreditor Agreement or other subordination, intercreditor or other similar agreement in form and substance reasonably satisfactory to Lenders and as entered into between Lenders and the other creditor(s), and which security shall be limited to assets and property of the Loan Parties which have been granted to UF and perfected on a first priority basis under this Agreement) on terms reasonably acceptable to the Required Lenders in their sole discretion, (ii) does not have a scheduled maturity date that is earlier than 90 days after the Initial Maturity Date (or, if the Term Loan Maturity Date with respect to all Term Loan Advances has been extended pursuant to Section 1.7, then 90 days after the latest Extended Maturity Date with respect to any Term Loan Advance), and (iii) does not have amortization payments prior to the Term Loan Maturity Date and the termination of the Loan Documents. For the avoidance of doubt, and notwithstanding any other provision of this Agreement, it is understood and agreed that “Subordinated Debt” shall not include any “Existing Notes” but shall include all “New Notes”.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership interest, membership interest, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership interest, membership interest or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Loan Party.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 1.1 of this Agreement.

“Term Loan Availability Amount” means an original principal amount equal to $100,000,000.

“Term Loan Maturity Date” means, with respect to any Term Loan Advance, the later of (a) the Initial Maturity Date and (b) if the Term Loan Maturity Date with respect to any Lender’s Term Loan Advance is extended to a date after the Initial Maturity Date pursuant to Section 1.7, the latest Extended Maturity Date with respect to such Lender and such Term Loan Advance, as determined pursuant to such Section; provided, however, that, in each case, (1) if such date is not a Business Day, the Maturity Date shall be the immediately succeeding Business Day and (2) if any Loan Party incurs Subordinated Debt or unsecured debt for borrowed money (other than Intercompany Debt), in each case, the scheduled maturity date of which occurs before the latest Term Loan Maturity Date at such time (such date, the “Junior Debt Maturity Date”), then, at any Lender’s election (notified to Borrower in writing by such Lender), the Term Loan Maturity Date for one or more of such Lender’s Term Loan Advances shall be a date no earlier than 90 days prior to such Junior Debt Maturity Date.

“Termination Fee” means, with respect to any Liquidation Event that occurs during any Insolvency Event in accordance with 1.1(g), 1% multiplied by the original principal amount of the Term Loan Advances made prior to the date of such event multiplied by the number of months remaining, if any, until and including the month containing the Initial Maturity Date.

“Trademarks” means, with respect to any Person, any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of such Person connected with and symbolized by such trademarks.

“Transfer” is defined in Section 6.1.

“UF” is defined in the preamble hereof.

“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time.

“Warrant” means any warrant to purchase shares of Borrower’s common stock issued pursuant to the Warrant Agreement on each Funding Date, as represented by a book entry Warrant certificate to be executed and delivered by Borrower on such Funding Date.

“Warrant Agreement” means that certain Warrant Agreement, dated as of the Effective Date, between Borrower and Lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Wholly-Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person 100% of the Equity Interests of which shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

BEYOND MEAT, INC., a Delaware corporation

By:	/s/ Ethan Brown
Name:	Ethan Brown
Title:	President and Chief Executive Officer

LENDER:

UNPROCESSED FOODS, LLC

By:	/s/ Shaleen Shah
Name:	Shaleen Shah
Title:	President

THE SCHEDULES AND EXHIBITS TO THIS EXHIBIT 10.1 HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THIS EXHIBIT 10.1 OR THE DISCLOSURE DOCUMENT. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY COPIES OF SUCH SCHEDULES AND EXHIBITS TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST.